EXHIBIT 10.16

SAN SIMEON HOLDINGS, LLC

LIMITED LIABILITY COMPANY AGREEMENT

among

SAN SIMEON IR MEMBER LLC

and

KNIGHTVEST SAN SIMEON, LLC

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS		34

Section 1.1.	Certain Defined Terms	34
Section 1.2.	Other Terms	57
Section 1.3.	Schedule	57

ARTICLE II FORMATION AND PURPOSE		58

Section 2.1.	Formation	58
Section 2.2.	Name.	58
Section 2.3.	Place of Business, Registered Agent and Registered Office	58
Section 2.4.	Purpose	59
Section 2.5.	Members	59
Section 2.6.	Duration	60
Section 2.7.	Disclosure; Conflicts Waiver	60
Section 2.8.	PE Member Interest	61
Section 2.9.	Mandatory Redemption; Early Redemption	62
Section 2.10.	Extension Options	62
Section 2.11.	Statutory Compliance	63
Section 2.12.	Title to Company Property and Nature of Membership Interest	63
Section 2.13.	Mutual Representations and Warranties	63
Section 2.14.	Payment of Closing Costs	66

ARTICLE III CONTROL AND MANAGEMENT		66

Section 3.1.	Management by Manager	66
Section 3.2.	Affiliate Agreements	67
Section 3.3.	Major Decisions	68
Section 3.4.	Fundamental Decisions	70
Section 3.5.	No Compensation	70
Section 3.6.	Approved Annual Budget	70
Section 3.7.	Indemnification of Members	71
Section 3.8.	Property Manager	71
Section 3.9.	Duty of Care	71
Section 3.10.	Mortgage Loan	72
Section 3.11.	Commencement and Completion	72
Section 3.12.	REOC	72
Section 3.13.	Meetings Between Manager and PE Member	72

ARTICLE IV ACCOUNTING		72

Section 4.1.	Tax Matters Partner; Tax Returns; Reporting to Members	72
Section 4.2.	Fiscal Year	2

LIMITED LIABILITY COMPANY AGREEMENT	Page i

LIMITED LIABILITY COMPANY AGREEMENT	Page ii

LIMITED LIABILITY COMPANY AGREEMENT	Page iii

Schedule 1-	Description of Land
Schedule 2	Construction Schedule
Schedule 3-	Approved Capital Budget
Schedule 4-	Organizational Chart
Schedule 5-	Plans
Schedule 6 -	Real Estate Investment Trust Limitations

Exhibits:

A-	Form of Draw Request
B-	Approved Leasing Criteria
C-	Joinder
D-	Form of Property Management Agreement
E-	Form of Renovation Tracker

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[Certain information marked as [***] has been excluded from Exhibit 10.16 because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.]

SAN SIMEON HOLDINGS, LLC LIMITED LIABILITY COMPANY AGREEMENT

This San Simeon Holdings LLC Limited Liability Company Agreement (this “Agreement”) is entered into as of December 15, 2020 (the “Effective Date”) between KNIGHTVEST SAN SIMEON, LLC, a Texas limited liability company the “Common Member”), and SAN SIMEON IR MEMBER LLC, a Delaware limited liability company (“PE Member”).

RECITALS

WHEREAS, Common Member (the “Original Member”), caused the formation of the Company pursuant to the provisions of the Delaware Limited Liability Company Act, Delaware Code, Title 6 Section 18-101, et seq., as amended from time to time (the “Act”) and pursuant to that certain Certificate of Formation dated November 5, 2020 and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on November 5, 2020 (the “Certificate of Formation”);

WHEREAS, PE Member has made or will make (a) a Capital Contribution to the Company as described in Section 5.1 of this Agreement and (b) in consideration thereof, is being admitted (the “Admission”) as a PE Member of the Company in accordance with this Agreement and the Act;

WHEREAS, in connection with the Admission, the parties hereto desire to (a) reflect the issuance of the PE Member Interest (as defined herein) to PE Member and (b) set forth the respective rights, obligations and interests of the Common Member and PE Member, to each other and the Company, in each case, effective as of the date hereof and on the terms and conditions set forth in this Agreement.

WHEREAS, Common Member will derive substantial direct and indirect economic benefits from PE Member making the PE Contribution to the Company; and

NOW, THEREFORE, in consideration of the mutual covenants and the promises contained herein (the receipt and sufficiency of which being hereby acknowledged), the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. The following terms wherever used in this Agreement shall have the following meanings:

“Accessibility Laws” means all Governmental Requirements related to access and facilities for handicapped or disabled persons, including The Federal Architectural Barriers Act, Architectural Barrier Law The Americans with Disabilities Act of 1990, The Fair Housing Act, and The Rehabilitation Act of 1973. “Act” is defined in the Recitals.

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“Additional Capital Contribution” means any contribution to the capital of the Company made by a Member pursuant to Section 5.1.

“Additional Collateral” shall have the meaning set forth in the Mortgage Loan Agreement, with respect to the Additional Collateral which Property Owner is required to deposit with Mortgage Lender as additional collateral for the Mortgage Loan, and which is governed by the terms of the Mortgage Loan Agreement and may be in the form of a cash deposit or a letter of credit.

“Admission” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Member, (i) any Person in which such Member owns, directly or indirectly, more than a ten percent (10%) interest, (ii) any Person that owns, directly or indirectly, more than a ten percent (10%) interest in such Member, (iii) any Person who is an agent, officer, director, fiduciary, employee, manager, member, partner or shareholder (or any Family Member of any agent, officer, director, employee, manager, member, partner or shareholder) of such Member, but only for so long as such Person serves in such capacity, or (iv) any Person that directly or indirectly controls, is controlled by, or is under common control with, such Member. As used in this paragraph only, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any interest, by contract or otherwise.

“Affiliate Agreements” means any contract or agreement with any member, manager, general partner, principal or Affiliate of Property Owner or the Company, except for the Property Management Agreement, and any other contract or agreement as has been disclosed to PE Member and which is upon terms and conditions that are substantially similar to those that would be available on an arm’s length basis with third parties other than an Affiliate.

“Agreement” has the meaning assigned to it in the preamble of this Agreement.

“Anti-Money Laundering Laws” has the meaning assigned to it in Section 2.13(d) hereof.

“Appraisal” means an appraisal of the Project performed by an Appraiser, which shall be in form and substance reasonably satisfactory to PE Member and prepared using a methodology satisfactory to PE Member in conformity with FIRREA regulations, as any of the same may be updated by recertification from time to time by the Appraiser performing such Appraisal.

“Appraiser” means a MAI certified commercial appraiser of the Appraisal Institute, qualified under any applicable requirements of FIRREA or the regulations promulgated thereunder as shall be acceptable to PE Member.

“Approve,” “Approval” and “Approved” when referring to a Member or Manager means approval in writing by that Person, which approval may be withheld, delayed or conditioned in that Person’s sole discretion (unless a different standard is provided for in this Agreement), and if any

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Member or Manager is requested to approve any item or matter pursuant to this Agreement and such Member or Manager fails to approve such item in writing, that failure shall constitute and be deemed a rejection of the applicable request. Where so designated, in lieu of writing, Approval may be by Electronic Submission.

“Approved Annual Budget” means the Annual Budget of the Company approved pursuant to Section 3.6 hereof, prepared by Manager in accordance with the Invesco Real Estate Commercial Budget Preparation Guide and Approved by PE Member.

“Approved Capital Budget” means the budget, as approved by the Members and is attached hereto as Schedule 3, as the same may be amended from time to time in accordance with the terms and conditions of this Agreement.

“Approved Contracts” means the Property Management Agreement and all other Affiliate Agreements that are approved from time to time pursuant to the terms of this Agreement.

“Approved Leasing Criteria” means the criteria listed on Exhibit B attached hereto and made a part hereof.

“Architectural Barrier Laws” means any and all architectural barrier laws, including without limitation, the Americans with Disabilities Act of 1990, P.L. 101-336, as amended, or and the Architectural Barrier Act, Title 4, Chapter 469 of the Texas Government Code, as amended, or any successor thereto.

“Auditor” means such national accounting firm of independent certified public accountants that shall be selected by Manager as Approved by PE Member and engaged annually to audit the books and records of the Company and prepare the tax returns of the Company. As of the Effective Date, PE Member approves of Cohn Reznick LLP, 3560 Lenox Rd. NE, Suite 2900, Atlanta, GA 30326 as the approved Auditor.

“Available Cash” means, on each Distribution Date, with respect to the prior calendar month, the amount, if any, by which (a) Revenue for such calendar month from whatever source, exceeds (b) the sum of (i) all cash expenditures made by the Company or Property Owner for Project Expenses in accordance with the Approved Annual Budget and Approved Capital Budget or as otherwise permitted in this Agreement, including debt service or other payments required under the Mortgage Loan, and (ii) Reserves (with no duplication of the amounts set forth in (b)(i) above).

“Bankruptcy Action” means, with respect to any Person, (a) the commencement of any case, action or proceeding relating to bankruptcy, insolvency, reorganization or relief of debtors, (b) the institution of any proceedings by such Person to have the Company or Common Member adjudicated as bankrupt or insolvent, (c) the consent by such Person to the institution of bankruptcy or insolvency proceedings against such Person, (d) the filing by such Person of a petition, or consent by such Person to a petition, seeking reorganization, arrangement, winding up, dissolution, liquidation or other relief or other action by or on behalf of such Person under the Bankruptcy Code or any other existing or future law of any jurisdiction on behalf of such Person under the Bankruptcy Code or any other federal or state law relating to bankruptcy, (e) consenting to by such

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Person to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such Person or for all or substantially all of such Person’s assets, (f) the making by such Person of an assignment for the benefit of the creditors of such Person, or (g) the taking by such Person of any action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy Action” is intended to replace and shall supersede the definition of “Bankruptcy” under Section 18-101(1) and 18-304 of the Act.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

“Book Depreciation” for each Adjustment Period means an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to a Company asset for such Adjustment Period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Adjustment Period, Book Depreciation with respect to that asset shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to that asset for such Adjustment Period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction with respect to that asset for such Adjustment Period is zero, Book Depreciation shall be determined with reference to such beginning Book Value using any reasonable method determined by Manager.

“Book Gain” and “Book Loss” means the gain or loss recognized by the Company for book purposes in any Adjustment Period by reason of a sale or other disposition of any Company asset. Such Book Gain and Book Loss shall be computed by reference to the Book Value of such asset as of the date of such sale or other disposition, rather than by reference to the tax basis of the asset as of such date. If a Company asset is distributed to a Member, the difference between the fair market value of such asset and its Book Value shall be considered a Book Gain or a Book Loss.

“Book Value” of a Company asset means, as of any particular date, the value at which the asset is properly reflected on the books of the Company, as of such date in accordance with the provisions of Section 1.704-1(b) of the Regulations.

(a)

The initial Book Value of any asset (i) purchased by the Company shall be the gross cost of such asset and (ii) contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by Manager;

(b)

The respective Book Values of all Company assets shall be adjusted to equal their respective gross fair market values as of the time of (i) the acquisition of an additional interest in the Company (other than upon the initial formation of the Company) by any new or existing Member in exchange for more than a de minimis capital contribution or as consideration for the performance of services on behalf of the Company or its Subsidiaries (if Manager determines that such an adjustment is necessary or appropriate to properly reflect the economic interests of the Members in the Company); (ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the

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Company (if Manager determines that such an adjustment is necessary or appropriate to properly reflect the economic interests of the Members in the Company); and (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;

(c)	The Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as agreed to by Manager; and

(d)

Book Value shall be adjusted for Book Depreciation with respect to such assets, rather than for the cost recovery deductions to which the Company is entitled for income tax purposes with respect to such assets.

“Business Day” means any day other than Saturday, Sunday or a day which in State of Texas is either a legal holiday or a day upon which banking institutions are authorized by law to remain closed for the entire day.

“CapEx Reserve Advance(s)” shall have the meaning set forth in Section 5.2.

“CapEx Reserve” shall have the meaning set forth in Section 5.2.

“CapEx Reserve Account” shall have the meaning set forth in Section 5.2.

“Capital Account” means the Capital Account maintained by the Company for each Member. The balance of each Member’s Capital Account, as of any particular date, shall be an amount equal to the sum of the following:

(e)	The cumulative amount of cash that has been contributed to the capital of the Company by such Member as of such date; plus

(f)

The agreed upon net fair market value (meaning net of any indebtedness encumbering the contributed property) as of the date of contribution of any property other than cash that has been contributed to the capital of the Company by such Member as of such date; plus

(g)

The cumulative amount of Gross Income, Net Profit and other items of income and gain for all Adjustment Periods ending prior to such date that have been, or are required to be, allocated to such Member pursuant to Sections 6.1 through 6.4, minus

(h)

The cumulative amount of Net Loss and other items of loss and deduction for all Adjustment Periods ending prior to such date that have been, or are required to be, allocated to such Member pursuant to Sections 6.1 through 6.4, and minus

(i)

The cumulative amount of cash and the agreed upon net fair market value (as of the date of distribution) of all other property that has been distributed to such Member by the Company as of such date under Article VII.

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A Member’s Capital Account shall also be increased or decreased as of such date to reflect any items described in Section 1.704-1(b)(2)(iv) of the Regulations that are required to be reflected in such Member’s Capital Account under such Regulation (including Section 1.704-1(b)(2)(iv)(g) if Section 704(c) of the Code applies to any property of the Company) and that are not otherwise taken into account in computing such Capital Account under this definition.

“Capitalization to Value Ratio” means, as of the date of determination, the amount expressed as a percentage calculated by dividing the Total Capitalization (provided, however, that only for purposes of determining whether the First Extension Test and the Second Extension Test Conditions are satisfied, the Total Capitalization shall take into account the outstanding total funded PE Contributions on such date of computation instead of the outstanding Preferred Investment Balance) by the value of the Project, as such value is determined by an Appraisal.

“Capital Date” when used with respect to any Book Gain or Book Loss recognized by the Company during any Adjustment Period, means the date on which such Book Gain or Book Loss is recognized by the Company.

“Capital Transaction” means the sale, exchange, condemnation (or similar eminent domain taking or disposition in lieu of such transaction), destruction by casualty, financing, refinancing or dispositions of the Project or any portion of the Project or any interest in any Company Subsidiary.

“Carve-out Indemnitor” means, [***], an individual.

“Cash From Capital Transactions” shall mean cash of the Company (a) from the sale of all or substantially all of the Company’s assets, or from any other capital or financing transaction to the extent not reasonably required (i) to pay reasonable out-of-pocket costs or expenses incurred in connection with such capital transaction as approved by PE Member unless the proceeds from such capital transaction are sufficient to pay the Preferred Equity Redemption Amount in full (in which case, the approval of PE Member shall not be required), or (ii) for all existing, current or anticipated future expenses, obligations or reserves which are approved by PE Member (such approval not to be unreasonably withheld),of the Company, or (b) received by the Company on account of its interest in Property Owner in connection with (i) the sale of Property Owner or the Project, (ii) the receipt of any insurance (including, without limitation, title insurance) proceeds or condemnation awards that are not applied or to be applied to a restoration of the Project or (iii) any capital or financing transaction directly involving Property Owner or the Project.

“Certificate” means the Certificate of Formation for the Company filed with the Secretary of State of Delaware, pursuant to Section 18-201 of the Act, as such Certificate may be amended from time to time.

“Closing Costs” means the out-of-pocket cash expenses of Common Member, Manager and PE Member or their respective Affiliates or agents in connection with the formation of the Company and acquisition of the Project, including legal fees incurred in connection with negotiating this Agreement and the Property Management Agreement. The Closing Costs are set forth on a closing statement prepared by Manager and delivered to the Members on or before the Closing Date. In addition, the Closing Costs shall include an acquisition fee payable to Common Member or its Affiliated designee from the Mortgage Loan proceeds in the amount of 0.75% of the Purchase Price (such Purchase Price being $106,250,000 as defined in the Real Estate Agreement).

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“Closing Date” means the date on which the Company acquires the Land pursuant to the Real Estate Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commencement Date” shall mean ninety (90) day after the date hereof, provided that the parties hereto shall confirm such commencement in a writing when it occurs.

“Common Interest” means the membership interest in the Company owned by the Common Member.

“Common Member” is defined in the introductory paragraph, and includes any other Member(s) admitted under this Agreement designated as having the rights of a Common Member.

“Common Member Party” means Common Member, Indemnitor or any Affiliate thereof.

“Company” means San Simeon Holdings, LLC, a limited liability company formed under the laws of the State of Delaware, formed under the Certificate.

“Company Account” has the meaning ascribed thereto in Section 4.7.

“Company Minimum Gain” means the amount computed under Section 1.704-2(d) of the Regulations.

“Company Nonrecourse Deductions” means any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or portion of such items, that is attributable to nonrecourse liabilities of the Company as defined in Section 1.752-1(a)(2) of the Regulations.

“Company Property” means any assets of the Company, whether tangible or intangible, or any portion thereof.

“Company Subsidiary” means each direct or indirect subsidiary of the Company, including Property Owner.

“Completion” or “Completion of the Improvements” means the full and complete performance of all work (including all punch list items) required to renovate, construct and equip the Improvements in accordance with (in all material respects) this Agreement, the Mortgage Loan Documents, the Plans, and all Legal Requirements.

“Completion Date” means forty-eight months after the Commencement Date, as for the entirety of the Improvements, subject to Permitted Force Majeure Delays.

“Conditions to CapEx Reserve Advances” shall mean:

i.	No Material Adverse Change shall have occurred;

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ii.	no Mortgage Loan Event of Default has occurred and is then existing;

iii.	no Event of Default has occurred and is then existing;

iv.

the representations and warranties made by Common Member and Indemnitor, as contained in this Agreement and in all other Transaction Documents shall be true and correct in all material respects of the date of each CapEx Reserve Advance;

v.

PE Member shall have received from Manager a properly executed and completed Draw Request on the Draw Request Form for such CapEx Reserve Advance, completed, executed and certified to by Manager, stating (i) that the requested amount does not exceed the then unpaid cost of the Improvements since the last certificate furnished hereunder (less any retainage required pursuant to Section 5.2(f) hereof), (ii) that said construction was performed in accordance with the Plans, (iii) that, in the opinion of Manager and confirmed by the Inspecting Person, Completion can reasonably be expected to occur on or before the Completion Date for an additional cost not in excess of the amount then available under the Mortgage Loan, and (iv) such other information as PE Member may reasonably require from time to time;

vi.

To the extent applicable (it being acknowledged that it is contemplated that the Property Manager will be undertaking the renovation of the Improvements) Manager shall have furnished to PE Member, with respect to any third-party contractor, subcontractor and materialman being paid in connection with the particular Draw Request, an invoice, a contractor’s affidavit, lien release (and as to any subcontractors or materialmen, lien releases shall only be required for any subcontractor or materialmen whose work relating to such Draw Request exceeds in the amount of $25,000 (the “Subcontractor Limitation”)) and such other instruments and documents as PE Member may from time to time reasonably and timely specify, in form and content in compliance with the lien laws in the State of Texas, and containing such certifications, approvals and other data and information, as PE Member may reasonably require. The invoice, lien release and other documents shall cover and be based upon work actually completed or materials actually furnished by any such third-parties. The lien release of any third-party contractor, subcontractor and materialman (subject to the Subcontractor Limitation) shall be received by PE Member simultaneously with the making of any CapEx Reserve Advance hereunder for the benefit of such third-party contractor, subcontractor or materialman;

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vii.

If required by Mortgage Lender, the PE Member shall have received a title report from the Title Company showing no material change in the state of facts prior to the start of construction or objectionable to PE Member in its reasonable discretion, including, to the extent required by Mortgage Lender, an endorsement showing that title to the Land is vested in Property Owner and that no claim for mechanics’ or materialmen’s liens or other encumbrances have been filed (and such other liens or exceptions as may be approved by Mortgage Lender in writing) and remain in effect against the Project, except for a Contested Item or matter which has been “bonded around” and such other endorsements to the Title Insurance Policy as Mortgage Lender may require;

viii.	Reserved.;

ix.	Property Owner shall have satisfied the retainage requirements described in Section 5.2(f) hereof;

x.

the Improvements shall not have been materially injured, damaged or destroyed by Casualty, nor shall any part of the Project be subject to condemnation proceedings or negotiations for sale in lieu thereof;

xi.

the progress of construction of the Improvements must be such that Completion would be reasonably projected by the Inspecting Person to occur on or before the Completion Date (taking into account Permitted Force Majeure Delays but only to the extent such have already occurred or have been placed into effect by any Governmental Authority); provided, however, the conditions specified in this subsection may alternatively be satisfied by (i) Manager’s provision to PE Member of a written catch up plan with respect to the pace of construction so as to cause Completion to occur by the Completion Date (taking into account Permitted Force Majeure Delays but only to the extent such have already occurred or have been placed into effect by any Governmental Authority) despite the then current status of construction, (ii) Common Member shall fund any project overtime payments or other additional Project Costs projected to be incurred as a product of such construction delays or the implementation of the plan described in item (i) immediately preceding, (iii) PE Member shall have approved the catch up plan and the amount of such additional sums funded by Common Member (such approval not to be unreasonably withheld, conditioned or delayed), and (iv) the foregoing items (i)-(iii) are all satisfied within thirty (30) days following PE Member’s written notice to Manager of its initial reasonable determination that the conditions otherwise specified in this subsection are not satisfied;

xii.	Reserved.

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xiii.	Property Owner shall have complied with all reasonable requirements of the Inspecting Person and all requirements of Governmental Authorities; and

xiv.	Common Member shall have contributed the Required Equity to the Company, and the Required Equity shall have been expended for Project Costs[1].

“Confidential Information” means any information that is acquired by Manager or a Member pertaining to the Company or its assets (including, without limitation, the Project and the existence and terms of this Agreement), and that had not become part of the body of public information prior to its disclosure in violation of this Agreement.

“Construction Contract” shall mean any contract entered into between the Property Owner and any third-party contractor, if any, relating to the renovation of the Improvements in accordance with the Approved Capital Budget as duly modified and amended from time to time.

“Construction Delay” means the Construction Work is the discontinued due to acts or matters within Property Owner’s control for a period of fifteen (15) or more consecutive days.

“Construction Schedule” shall mean the draw schedule attached as Schedule 2(b) attached hereto and made a part hereof.

“Construction Work” shall mean the performance of all work (including all punch list items) required to fully renovate, construct and equip the Improvements in accordance with this Agreement, substantially in accordance with the Plans, all other Transaction Documents, the Mortgage Loan Documents and in material compliance with all Legal Requirements.

“Contracts” shall mean all of the right, title, and interest of Property Owner, including equitable rights, in, to, and under any and all: (i) contracts for the purchase and/or sale of all or any portion of the Project, whether such contracts are now or at any time hereafter existing, including but without limitation, any and all earnest money or other deposits escrowed or to be escrowed or letters of credit provided or to be provided by the purchasers under the contracts, including all amendments and supplements to and renewals and extensions of the contracts at any time made, and together with all payments, earnings, income, and profits arising from the sale of all or any portion of the Project or from the contracts and all other sums due or to become due under and pursuant thereto and together with any and all earnest money, security, letters of credit or other deposits under any of the contracts; (ii) contracts, licenses, permits, and rights relating to living unit equivalents or other entitlements with respect to water, wastewater, and other utility services whether executed, granted, or issued by a Person, which are directly or indirectly related to, or connected with, the development, ownership, maintenance or operation of the Project, whether such contracts, licenses, permits, rights and entitlements are now or at any time thereafter existing, including without limitation, any and all certificates, licenses, zoning variances, permits, and no-action letters from each Governmental Authority required: (a) to evidence compliance by Property Owner and all improvements constructed or to be renovated on the Project with all Legal

[1]	Required equity contributions - TBD

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Requirements applicable to the Project; (b) for the construction, renovation and/or development of any improvements on the Project or rehabilitation thereof, if applicable (c) to develop and/or operate the Project as a commercial and/or multifamily residential project, as the case may be; (iii) financing arrangements relating to the financing of or the purchase of all or any portion of the Project by future purchasers; (iv) agreements relating in any way to the construction, renovation development or rehabilitation of the Land or Improvements or provision of materials therefor including, without limitation, any Construction Contracts; (v) contracts with architects or engineers or others for the preparation or provision of any Plans, including all amendments and supplements to and renewals and extensions of such contracts at any time made; and (vi) other contracts which in any way relate to the use, enjoyment, occupancy, operation, maintenance, repair, management or ownership of the Project (save and except any and all Leases).

“Control” (and the correlative terms “controlled by”, “controlling” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the day-to-day management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Customary Complying Substances” means Hazardous Substances which are (i) customarily used in connection with the occupancy, use, operation, maintenance, demolition, development or improvement of the Project, (ii) in reasonable and customary amounts, taking into account the intended and proper use thereof, and properly containerized and labeled, and (iii) stored, transported, disposed of and used in a manner that does not violate Hazardous Materials Laws.

“Debt Yield” shall mean, as of any date of computation, the Net Operating Income divided by the outstanding total funded PE Contributions on such date of computation, as expressed as a percentage.

“Default Rate” or “Default Rate Interest” means an interest rate per annum equal to the Preferred Return Rate (Current Pay) and/or Preferred Return Rate (Deferred Pay), as applicable, plus eight percent (8%) compounding monthly, provided, however, in no event shall the Default Rate exceed the highest rate permitted by applicable law. All loans by the Members to the Company and all Protective Advances to the Company to which the Default Rate applies shall be considered made under and governed by Delaware law.

“Distribution Date” means the first (1st) day of each month, or if such day is not a Business Day, the immediately following Business Day.

“Draw Request” shall mean a request by Manager or Common Member to PE Member for a CapEx Reserve Advance.

“Draw Request Form” shall mean the form of Draw Request form attached hereto as Exhibit A.

“Early Redemption” has the meaning set forth in Section 2.9(b).

“Excess Income” has the meaning set forth in Section 7.3.

“Effective Date” means the date first written above.

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“Event of Bankruptcy” means with respect to any Person, (a) the filing of a voluntary or involuntary petition against such Person in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Code (as now or in the future amended) or an admission by such Person in a legal proceeding seeking the relief therein provided, and (with respect only to an involuntary bankruptcy) the failure to have such petition dismissed within sixty (60) calendar days of the date of filing; (b) such Person making a general assignment for the benefit of such Person’s creditors; (c) such Person consenting to the appointment of, or the entry of a court order appointing, a receiver or trustee for all or a substantial part of such Person’s property; or (d) the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of such Person’s property.

“Event of Default” means any of the following:

(a)

the failure of the Company or the Common Member to pay to PE Member, within five (5) days following written demand therefor (1) all accrued but unpaid interest on all outstanding Protective Advances specified in such demand in accordance with this Agreement, and (2) the outstanding principal with respect to all such Protective Advances in accordance with this Agreement;

(b)

if the Company fails to pay in full the Preferred Equity Redemption Amount for PE Member’s Interest when required upon the Initial Mandatory Redemption Date or Extended Mandatory Redemption Date or as otherwise provided herein, as applicable;

(c)	the failure of the Company to pay to PE Member any Mandatory Distributions on the applicable Distribution Date and such failure continues for five (5) days thereafter;

(d)

any Common Member Party (i) commits an adjudicated crime constituting a felony that could result in incarceration, (ii) commits an adjudicated fraud, (iii) intentionally misappropriates funds, or (iv) engages in conduct constituting willful misconduct, in each such case, in connection with the Property;

(e)

If Property Owner fails to commence or cause to commence construction of the Improvements on or before the Commencement Date, subject to Permitted Force Majeure Delays or if, subsequent to the commencement of construction of the Improvements, (i) such construction is (A) discontinued due to acts or matters within Property Owner’s reasonable control for a period of fifteen (15) or more consecutive days; (B) not carried on with reasonable dispatch; or (C) not Completed by the Completion Date subject to Permitted Force Majeure Delays; (ii) Property Owner or Manager is unable to satisfy any condition of Property Owner’s right to receive CapEx Reserve Advances hereunder for a period in excess of fifteen (15) days after PE Member’s reasonable refusal to make any further CapEx Reserve Advances; or (iii) the Inspecting Person reasonably and in good faith determines that the construction of the Improvements will not be Completed on or before the Completion Date, subject to Permitted Force Majeure Delays, PE Member provides written notice to Manager of such projection, and Manager fails to cause Property Owner to complete timely the curative procedures set forth in in the Manager’s provision to PE Member of a written catch up plan provided to and approved in writing by PE Member in accordance with the definition of “Conditions to CapEx Reserve Advances” herein.

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(f)

Any voucher or invoice is fraudulently submitted by Manager in connection with any Draw Request for a CapEx Reserve Advances for services performed or for materials used in or furnished for the Project.

(g)	an Event of Bankruptcy occurs with respect to the Company, Manager, Property Owner, Common Member or any Indemnitor;

(h)

(a) the occurrence of a Mortgage Loan Event of Default or the giving of notice from Mortgage Lender that a Mortgage Loan Event of Default or “Default” (as defined in the Mortgage Loan Agreement) exists and remains uncured and applicable cure periods have run or (b) the acceleration of the outstanding balance of the Mortgage Loan, provided that the reason for the Mortgage Loan Event of Default, Default or acceleration was not due solely to the discretionary actions of PE Member in granting or withholding its approval for the matter at issue which resulted in such Event of Default, Default or acceleration or was otherwise due to actions taken by the Manager or the Company solely directed by PE Member (collectively, a “PE Member Caused Default”). For the sake of clarity, it is agreed and understood that, except with respect to a PE Member Caused Default, if PE Member is entitled to and does take action necessary to cure a default under the Mortgage Loan Documents in order to prevent such default from becoming a Mortgage Loan Event of Default, and, by reason of the taking of such action, such default does not become a Mortgage Loan Event of Default, the occurrence of such event shall nevertheless constitute an Event of Default under this clause (h);

(i)

the occurrence of a default or breach (beyond any stated applicable notice and cure periods) under this Agreement (other than a PE Member Caused Default) which, in the absence of a stated grace or cure period, is not cured within fifteen (15) days after written notice thereof shall have been given to Common Member by PE Member, and the result of which failure of performance and timely cure is a Material Adverse Effect; provided, however, that the failure by Common Member to effect such remedy within such fifteen (15) day period shall not constitute an Event of Default if (i) such failure to perform is susceptible of cure, but cannot be cured with diligent efforts within such fifteen (15) day period, (ii) any further extension of time to cure will not cause a Material Adverse Effect (which shall include, but not be limited to, an “Event of Default” under the Mortgage Loan) which will cause the forfeiture or loss or diminution in value of any Company Property, and (iii) Common Member commences such cure prior to the expiration of such fifteen (15) day period, diligently and continuously prosecutes such cure and completes such cure not later than ninety (90) days after the expiration of such fifteen (15) day period;

(j)	the occurrence of any Transfer in violation of Section 8.1;

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(k)	the taking by Manager or Common Member of any action which effectuates a Major Decision without the written consent of PE Member;

(l)

any representation or warranty made by either the Company, Manager or Common Member in this Agreement fails to be true, correct and complete in all material respects as of the date made, subject to application of the same cure periods and rights as set forth in subparagraph (i) above;

(m)

entering into or causing or permitting Property Owner to enter into any contracts with any Affiliate in violation of this Agreement other than the Approved Contracts, or modifying or terminating the Property Management Agreement in violation of this Agreement;

(n)

except with respect to any Contested Item (as defined in the Mortgage Loan Agreement), any Lien, levy, attachment or garnishment is issued, or if any lien for the performance of work or the supply of materials is filed, against all or any part of the Project and remains unsatisfied or unbonded following fifteen (15) Business Days after the date of Manager’s or Common Member’s actual knowledge of the filing thereof;

(o)

the acquisition by Common Member, any other Common Member Party or any Affiliate of either of them of any interest, direct or indirect, economic or otherwise, in all or any portion of the Mortgage Loan without a Redemption in Full of the PE Member Interest;

(p)

failure of the Common Member or Manager to timely deliver the reports required to be delivered to the PE Member pursuant to Section 4.9 of this Agreement that is not delivered within fifteen (15) days following written notice thereof;

(q)	failure of Indemnitor to maintain the required Indemnitor Financial Covenants; and

(r)	breach by Indemnitor of any of the terms, covenants and conditions in the Indemnity (beyond any applicable cure periods).

“Exit Fee” shall mean an amount equal to 0.75% of the Preferred Investment Balance.

“Extended Mandatory Redemption Date” has the meaning set forth in Section 2.10.

“Extension Options” has the meaning set forth in Section 2.10.

“Extension Term” is defined in Section 2.10.

“Family Member” means, with respect to any individual, the spouse, ex-spouse, parent, sibling, child (including any adopted child), stepchild or grandchild of such individual, or the spouse of any of the foregoing.

“Fiscal Year” means the fiscal year of the Company, as set forth in Section 4.2.

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“Fundamental Decision” has the meaning set forth in Section 3.4.

“Governmental Authority” means the United States of America, the state, county, city and other political subdivision in which the Project is located, and any agency, authority, court, department, commission, board, bureau or instrumentality of any of them.

“Gross Income” means, for each Adjustment Period, an amount equal to the Company’s gross income as determined for federal income tax purposes for such Adjustment Period but computed with the adjustments specified in paragraphs (a), (d) and (e) of the definition of Net Profit or Net Loss.

“Hazardous Materials Laws” means all Legal Requirements (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder) relating to the handling, storage, existence of any hazardous wastes, hazardous substances, toxic substances, radioactive materials, pollutants, chemicals, contaminants or industrial substances (collectively, “Hazardous Materials”) or relating to the regulation, removal or remediation of any of the foregoing.

“Improvements” means any and all improvements of any kind or nature and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed or constructed upon the Land or any part thereof.

“Indemnity” means, collectively, the (i) Limited Guaranty Agreement dated on or about the Effective Date delivered by Carve-out Indemnitor to and for the benefit of PE Member (the “Carve-out Indemnity”), and (ii) the Completion and Payment Guaranty Agreement dated on or about the Effective Date delivered by Reserve Indemnitor to and for the benefit of PE Member (the “Reserve Indemnity”), as each of the same may be amended, modified or supplemented from time to time.

“Indemnitor” means, collectively, the Carve-out Indemnitor and Reserve Indemnitor.

“Indemnitor Financial Covenants” means those certain covenants of Indemnitor provided in: (i) Section 17 of the Carve-Out Indemnity and (ii) Section 17 of the Reserve Indemnity.

“Initial Mandatory Redemption Date” shall mean the date that is December 15, 2023, (three (3) years) from the Effective Date.

“Inspecting Person” means a Person designated by PE Member from time to time who may inspect, at the cost of the Common Member, the Improvements from time to time for the benefit of PE Member, in either case, provided, however, any Inspecting Person shall be a professional with substantial experience in construction projects similar in nature to the Improvements who shall not be an Affiliate of PE Member.

“Intended Use” means use, operation, management and occupation as a multi-family residential apartment project and any and all related ancillary uses.

“Interest Reserve Advance(s)” shall have the meaning set forth in Section 5.3.

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“Interest Reserve” shall have the meaning set forth in Section 5.3.

“Interest Reserve Account” shall have the meaning set forth in Section 5.3.

“Invesco Real Estate” means Invesco Advisers, Inc.

“Land” means the real property and all appurtenances located at 2122 Allen Parkway, Houston, Harris County, Texas, as more particularly described on Schedule 1.

“Leases” means all existing and future leases, including subleases, and any and all extensions, renewals, modifications, and replacements of existing and future leases and subleases, upon any part of the Project.

“Legal Requirements” means any and all (i) present and future judicial decisions, statutes (including, environmental laws and Prescribed Laws), laws, rulings, rules, regulations, orders, writs, injunctions, decrees, permits, certificates or ordinances of any Governmental Authority binding upon Property Owner, Common Member, Indemnitor or the Project, as applicable, including, without limiting the generality of the foregoing, the ownership, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof; (ii) covenants, conditions and restrictions contained in any deeds, other forms of conveyance or in any other instruments of any nature that relate in any way or are applicable to the Project or the ownership, use or occupancy thereof; (iii) presently or subsequently effective bylaws and articles of incorporation, operating agreement and articles of organization or partnership, limited partnership, joint venture, trust or other form of business association agreement of Common Member, Property Owner or Indemnitor; (iv) Leases; (v) Contracts; and (vi) leases, other than those described in (iv) above, and other contracts (written or oral), other than those described in (v) above, of any nature that relate in any way to the Project and to which Property Owner, Company or Indemnitor may be bound, including, without limiting the generality of the foregoing, any lease or other contract pursuant to which Property Owner is granted a possessory interest in and to the Land and/or the Improvements and any Accessibility Laws.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit control arrangement, encumbrance, lien (statutory or other), preference, priority or other pledge agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing), but excluding, however, liens for real estate taxes not yet delinquent, liens disclosed in Mortgage Lender’s loan title insurance policy as in effect as of the date hereof, liens created by tenants or other third parties and liens created pursuant to equipment financing permitted hereunder.

“Liquidating Trustee” has the meaning assigned to it in Section 9.3.

“Loan Amount” means the then-outstanding principal balance of the Mortgage Loan.

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“Loss” or “Losses” means, collectively and individually, (i) any liability, claim, demand, cause of action, judgment, suit or damage, or (ii) any out-of-pocket loss, cost or expense (including attorneys’ fees, accountants’ fees, costs of court and expert witness fees); provided, however, that in no event shall Losses include any exemplary, punitive, consequential or special damages.

“Major Decision” is defined in Section 3.3.

“Manager” means, initially, Knightvest 2020, LLC, and any replacement manager of the Company.

“Mandatory Distributions” means the amounts which must be distributed to PE Member under Section 7.2(a), Section 7.2 (b) and Section 7.4 irrespective of the availability of sufficient Available Cash or Cash From Capital Transactions.

“Monthly Distributions” is defined in Section 7.2.

“Mandatory Redemption Date” means the earliest to occur of (a) Initial Mandatory Redemption Date, as the same may be duly extended, (b) the Maturity Date as defined in the Mortgage Loan Documents relating to the Mortgage Loan, as such date may be accelerated or extended in accordance with the terms thereof, including any earlier repayment thereof; and (c) the occurrence of any Event of Default hereunder.

“Material Adverse Change” means any event, circumstance, fact, condition, development or occurrence that has had or could reasonably be expected to have a material and adverse effect on any of: (i) the business, operations, condition (financial or otherwise), liabilities, assets, results of operations, capitalization, or liquidity of Property Owner, Company, Common Member or Indemnitor.

“Material Adverse Effect” means a material adverse effect upon any of (a) the business operation or condition (financial or otherwise) of the Company or Property Owner, or (b) the Project or (c) if caused by an act or omission of Manager, Common Member or its Affiliates prohibited under this Agreement, the business or financial condition of PE Member other than, in each case, as a direct result of the acts or omissions of PE Member in breach of this Agreement or the other Transaction Documents).

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness and as provided for herein or the other Transaction Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of this Agreement and the other Transaction Documents.

“Member” or “Members” means Common Member and PE Member, and such successors, assigns or additional Members as may be admitted to the Company pursuant to the terms of this Agreement.

“Membership Interest” means all of a Member’s right, title and limited liability company interest in the Company, including the Member’s right to allocations of Net Profit (or items of Net Profit), Net Loss (or items of Net Loss), and distributions from the Company.

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“Mortgage Lender” means [***], a Delaware limited liability company and its successors or assigns.

“Mortgage Loan” means that certain mortgage loan encumbering the Project in the original principal amount of up to $73,240,000.00 made by Mortgage Lender to Property Owner, or a Member approved replacement thereof.

“Mortgage Loan Agreement” means that certain loan agreement that is one of the Mortgage Loan Documents.

“Mortgage Loan Closing Date” means the Effective Date.

“Mortgage Loan Event of Default” shall mean a default (after the expiration of any applicable notice and/or cure periods) under the Mortgage Loan Documents or an Event of Default as defined in the Mortgage Loan Documents.

“Mortgage Loan Documents” means the documents dated the Mortgage Loan Closing Date evidencing and governing the Mortgage Loan, a list of such material documents is attached hereto as Schedule B and made a part hereof.

“Mortgage Loan Extension Options” means the options available to Property Owner under the Mortgage Loan Documents to extend the scheduled maturity date of the Mortgage Loan for two (2) one-year periods, as set forth in the Mortgage Loan Note.

“Mortgage Loan Guaranties” means, collectively, that certain Guaranty, dated as of the Mortgage Loan Closing Date, given as part of the Mortgage Loan.

“Net Operating Income” for the Property shall mean, as of any date of calculation, (i) actual monthly gross rent receipts in effect as of such date, annualized, and adjusted for (a) any rent deferrals or rent payment plans, (b) rent concessions provided over the prior 12-month period, and (c) the greater of (x) actual vacancy or (y) 5%; PLUS (ii) other income over the prior 12-month period and adjusted for any non-recurring/extraordinary income; LESS (iii) operating expenses based on the most recent 12-month period and adjusted for (x) any nonrecurring/ extraordinary expenses, (y) management fees at the greater of (aa) actual or (bb) 2.5% of estimated gross income, and (c) a normalized maintenance capex of $200 per unit per annum. Each of (i), (ii) and (iii) shall be reasonably determined in good faith by PE Investor.

“Net Profit” or “Net Loss” means, for each Adjustment Period, the Company’s taxable income or taxable loss for such Adjustment Period, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Regulations (and for this purpose all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or taxable loss), but with the following adjustments:

(j)

Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such Adjustment Period shall be taken into account in computing such taxable income or taxable loss as if it were taxable income.

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(k)

Any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Adjustment Period, including any items treated under Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account in computing such taxable income or taxable loss as if they were deductible items.

(l)

Book Depreciation for such Adjustment Period shall be taken into account in computing such taxable income or taxable loss in lieu of any amortization, depreciation or cost recovery deduction to which the Company is entitled for such Adjustment Period with respect to Company assets.

(m)

Any Book Loss or Book Gain recognized by the Company during such Adjustment Period by reason of a sale or other disposition of all or part of the Project shall be taken into account in computing such taxable income or taxable loss in lieu of any tax gain or tax loss recognized by the Company during any Adjustment Period by reason of such sale or other disposition.

(n)

Any Gross Income and item of income, gain, loss or deduction required to be allocated to the Members under Sections 6.4 and 6.5 shall not be taken into account in computing such taxable income or taxable loss.

(o)

If the Book Value of any asset of the Company is adjusted pursuant to Section 1.704-1(b) of the Regulations, other than an adjustment for Book Depreciation, the amount of such adjustment shall be taken into account as Book Gain or Book Loss from the disposition of such asset for purposes of computing Net Profit or Net Loss.

If the Company’s taxable income or taxable loss for such Adjustment Period, as adjusted in the manner provided in paragraphs (a) through (f) of this definition, is a positive amount, such amount shall be the Company’s Net Profit for such Adjustment Period; and if negative, such amount shall be the Company’s Net Loss for such Adjustment Period

“OFAC” has the meaning assigned to it in Section 2.13(d).

“Open Redemption Date” has the meaning assigned to such term in Section 2.9(b)

“Original Member” has the meaning assigned to it in the Recitals.

“Outside Draw Date” shall mean the Completion Date.

“Patriot Act” has the meaning assigned to it in Section 2.13(d).

“PE Contribution” means $24,434,000.00.

“PE Member” means San Simeon IR Member, LLC, a Delaware limited liability company, and the successors and permitted assigns of PE Member’s Interest, in each case, in its capacity as a member of the Company.

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“PE Member Costs” means all actual out-of-pocket due diligence costs and closing fees incurred by PE Member in connection with this Agreement prior to the Effective Date, including, without limitation, legal costs and expenses, the costs of any third party reports, insurance review and due diligence costs) which are to be paid by the Common Member in connection with the execution and delivery of this Agreement; provided, there shall be no duplication of the PE Member Costs and Closing Costs paid by Common Member.

“PE Member Interest” means a preferred limited liability company membership interest in the Company issued to PE Member, all as described in this Agreement.

“Permitted Change” means a modification to the Plans, a Construction Contract or both which (i) is not structural in nature; (ii) does not materially decrease the rentable area of the Improvements or otherwise materially diminish the revenue generation capabilities of the Improvements; (iii) modifies the aggregate cost of the Mortgaged Property (or causes a reallocation of costs within the Budget) by less than Fifty Thousand and No/100 Dollars ($50,000.00) in the singular and less than One Hundred Thousand and No/100 Dollars ($100,000,00) in the aggregate with all prior Permitted Changes; provided, however, to the extent any such change increases the aggregate Project Costs, Common Member shall make the cash contribution described in Section 5.1(d) hereof in the amount of the increase in aggregate Project Costs as a condition to such item being deemed a Permitted Change; (iv) does not cause the Improvements to be in violation of any Legal Requirements; (v) is described by written “Permitted Change” notice to PE Member (including a copy of any change order) no later than five (5) Business Days following its implementation; and (vi) has been approved by, to the extent applicable, Mortgage Lender and any tenant, all sureties under payment or performance bonds, if any, covering a Construction Contract, if any, and all required Governmental Authority from whom consent is otherwise required. Any modifications to the Plans and/or any Construction Contract that is approved by PE Member in writing shall also constitute a Permitted Change but any such modification shall not count against the aggregate cap set forth in this definition.

“Permitted Encumbrances” means, collectively, (a) the liens and security interests created by the Mortgage Loan Documents and any replacement financing, (b) all encumbrances and other matters disclosed in the Title Insurance Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, (d) any workers’, mechanics’ or similar liens on the Project provided any such lien is discharged or bonded, (e) all applicable zoning and building laws, restrictions, regulations and ordinances, and (f) such other title and survey exceptions as PE Member has approved or may approve in writing.

“Permitted Force Majeure Delays” shall mean an act or event, whether or not foreseen, that: (a) is beyond the reasonable control of, and is not due to the fault or negligence of, Property Owner, Common Member, Manager, Guarantor, or any of their respective Affiliates, and (ii) could not have been avoided by the exercise of due diligence, including, but not limited to, a labor controversy, strike, lockout, boycott, transportation stoppage, action of a court or public authority, fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, inability to obtain raw materials, supplies or equipment through its usual and regular sources, including any actions instituted by Governmental Authority due such epidemic or act of God; provided that a Permitted Force Majeure Delay will not include economic hardship, changes in market conditions, or insufficiency of funds.

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“Person” means any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, statutory trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party to this Agreement.

“Plans” means, collectively, the plans and specifications, shop drawings or other technical descriptions prepared for the renovation of the Improvements, as applicable, prepared by Property Owner or any architect for the benefit of Property Owner and reasonably approved by PE Member as required herein, by all applicable Governmental Authorities and by any party to a purchase or Construction Contract with a right of approval, all amendments and modifications thereof approved in writing by the same, and all other design, engineering or architectural work, test reports, surveys, shop drawings and related items.

“Preferred Accrued Return” shall mean, while an Event of Default does not exist, a preferred return accruing on the Preferred Investment Balance at a rate equal to four percent (4%) a per annum rate, compounding quarterly (“Preferred Accrued Return Rate”), due upon the Mandatory Redemption Date. After the occurrence and during the continuation of an Event of Default, “Preferred Return” shall mean a preferred return accruing on the Preferred Investment Balance at a rate equal to the Default Rate (utilizing the Preferred Accrued Return Rate for purposes of calculation). All amounts shall be calculated on a compounded annual basis, and on the basis of a 365-day year and actual days elapsed.

“Preferred Equity Redemption Amount” means, as of the date in question, the sum of (a) any accrued but unpaid Default Interest on any Protective Advances, (b) any outstanding principal amount of any Protective Advances, (c) all accrued but unpaid Preferred Return, including all Preferred Accrued Returns, (d) the Preferred Investment Outstanding Balance, (e) the Exit Fee, if applicable and (f) all other amounts payable to or on account of PE Member that are allocable to the PE Member Interest pursuant to this Agreement; provided, however, that there shall be no duplication of the amounts set forth in clauses (a) through (f) above.

“Preferred Investment Balance” means, as of the date such determination is made, the sum of, without duplication, (a) the PE Contribution, (b) the aggregate accrued and unpaid Preferred Return and Preferred Accrued Return and (c) all other amounts payable to or on account of PE Member that are allocable to the PE Member Interest pursuant to this Agreement.

“Preferred Investment Outstanding Balance” means, as of the date such determination is made, the sum of, without duplication, (a) the PE Contribution less any unfunded amounts remaining in the Cap Ex Reserve, (b) the aggregate accrued and unpaid Preferred Return and Preferred Accrued Return, as applicable, and (c) all other amounts payable to or on account of PE Member that are allocable to the PE Member Interest pursuant to this Agreement.

“Preferred Return” shall mean, while an Event of Default does not exist, a preferred return accruing on the Preferred Investment Outstanding Balance at a rate equal to the Preferred Return Rate (Current Pay) and/or Preferred Return Rate (Deferred Pay), as applicable, from the date made until paid. After the occurrence and during the continuation of an Event of Default, “Preferred Return” shall mean a preferred return accruing on the Preferred Investment Outstanding Balance at a rate equal to the Default Rate. All amounts shall be calculated on a compounded annual basis, and on the basis of a 365-day year and actual days elapsed.

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“Preferred Return Rate (Current Pay)” shall mean a per annum rate, compounding monthly, equal to two and three quarters percent (2.75%).

“Preferred Return Rate (Deferred Pay)” shall mean a per annum rate, compounding monthly, equal to three and one quarter percent (3.25%) increased by 0.50% per annum through the Initial Mandatory Redemption Date and increased by 0.25% per annum during each Extension Term.

“Project” means the Land, Improvements, such easements, agreements, and other rights appurtenant to the Land and Improvements that are necessary for or useful in the use and operation of the Improvements for the Intended Use, all equipment and other personal property necessary or incidental to the use and operation of the Land and Improvements, and all escrows or reserves established for the use and operation of the Land and Improvements.

“Project Costs” shall mean the sum of the following: (i) the hard and soft costs to construct and complete the Improvements, and (ii) all other costs incurred relative to the Project including all costs of the character identified on the Approved Capital Budget.

“Project Expenses” means the sum of the following: (a) all sums expended to pay for the costs of owning, leasing, operating, managing, maintaining, repairing, subleasing and improving the Project (excluding the Project Costs); (b) all payments required to be made under the Mortgage Loan, including, without limitation, in respect of interest, principal, servicing fees, real estate tax and insurance impounds, and including (but without duplication of any other Project Expenses) escrows and other reserves required to be paid in accordance with the Mortgage Loan Documents; (c) the fees and expenses payable or reimbursable to Property Manager pursuant to the Property Management Agreement and, if not covered in the Property Management Agreement, fees and expenses for leasing, asset and construction management services; (d) to the extent not paid pursuant to clause (a) above, costs incurred in connection with expenditures for improvements and capital repairs to the Project, as set forth in the Approved Annual Budget; and (e) such other costs and expenses reasonably incurred by Manager in connection with the Project in accordance with this Agreement.

“Property Management Agreement” means a property management agreement to be entered into by the Property Manager and the Company which has been Approved by PE Member for the management of the Project in the form attached hereto at Exhibit D.

“Property Manager” means, initially, Knightvest Management LLC, a Texas limited liability company, or any successor to such Person under a management agreement Approved by PE Member.

“Property Owner” means San Simeon Apartments, LLC, a Delaware limited liability company.

“Property Owner LLC Agreement” means that certain Limited Lability Company Agreement of Property Owner, dated as of the Effective Date, as same may be further amended from time to time, as may be permitted hereunder.

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“Protective Advance” has the meaning assigned to it in Section 5.1(c).

“Real Estate Agreement” means that certain Purchase and Sale Agreement dated as of [***] (as amended) entered into by and between Knightvest Acquisitions, LLC as Purchaser (and subsequently assigned to Property Owner) and [***] as Seller.

“Redemption in Full” means the redemption of the PE Member Interest by payment in full of the Preferred Equity Redemption Amount.

“Redemption Lockout Date” has the meaning assigned to such term in Section 2.9(b)

“Register” has the meaning assigned to such term in Section 8.1(c).

“REIT” means a real estate investment trust as defined in Section 856 of the Code.

“Removal” has the meaning assigned to such term in Section 10.3.

“Removal Notice” has the meaning assigned to such term in Section 10.2.

“Required Equity” shall mean the amount of $23,200,000.00 made to the Company by Common Member, which shall be fully expended on or prior to the Closing Date.

“Reserves” means funds set aside by Property Owner or the Company pursuant to an Approved Annual Budget (with deviations therefrom as are otherwise permitted hereunder) or, if greater, for so long as no Event of Default has occurred, in amounts reasonably determined by Manager in the exercise of its reasonable discretion to be necessary or prudent for payment of Project Expenses not likely to be covered out of any other account of the Company or Property Owner, subject to the reasonable approval of PE Member, excluding, (a) the CapEx Reserve, (b) the Interest Reserve, (c) the Preferred Return, and (d) redemption of the PE Member Interest, including, however, the amount of any reserves for such purposes held and maintained by Mortgage Lender pursuant to the Mortgage Loan Documents.

“Reserve Indemnitor” means, jointly and severally, collectively Knightvest Management LLC, a Texas limited liability company and [***], a Texas limited partnership.

“Revenue” means all actual cash receipts of the Company in respect of the Project or otherwise, but excluding Cash From Capital Transactions and proceeds of the Mortgage Loan.

“Securities Act” has the meaning assigned to it in Section 2.13(g).

“Secretary of State” has the meaning assigned to such term in the Recitals.

“Servicer” shall mean a servicer selected by PE Member to service the CapEx Reserve Advances and Interest Reserve Advances.

“Shortfall” is defined in Section 5.1(d).

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“Stabilization” means, with respect to the Project, that the Project has achieved Completion and is generating sufficient rental income to pay for debt service on the Total Capitalization plus all operating expenses incurred in accordance with the approved budget for the Property Owner.

“Taxes or Other Charges” shall mean (a) all real estate and personal property taxes, assessments, water rates or sewer rents now or hereafter levied or assessed or imposed against the Project or part thereof, together with all interest and penalties thereon, and (b) all other impositions, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Project, now or hereafter levied or assessed or imposed against the Project or any part thereof.

“Tenant” means any Person leasing, subleasing or otherwise occupying any portion of the Project under a Lease.

“Title Insurance Policy” shall mean that certain title insurance policy issued by Chicago Title Insurance Company, bearing file number GF. No. 4712017780.

“Total Capitalization” means, as of the date of determination, the sum of the then outstanding Mortgage Loan and the Preferred Investment Balance.

“Transaction Documents” means this Agreement and the Indemnity, as each of the foregoing may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Transfer” means (a) any direct or indirect sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other transfer of any direct or indirect interest in a Membership Interest (including, but not limited to, transfer of the direct or indirect ownership interests in or control of Common Member) whether voluntary or involuntary, in a single transfer or a series of transfers, and whether during the transferor’s lifetime (or existence) or upon or after the transferor’s death (or dissolution), including, but not limited to, any transfer by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment; (b) any direct or indirect sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other transfer of any direct or indirect interest in a Membership Interest, or (c) the act of making any of the foregoing.

“Voting Stock” means capital stock issued by a corporation, partnership interests issued by a partnership, limited liability company interests issued by a limited liability company or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 1.2. Other Terms. All terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement.

Section 1.3. Schedule. Any Schedule to this Agreement may be affixed to this Agreement after its execution, provided that each such schedule is signed by each Member indicating its Approval of such Schedule.

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ARTICLE II

FORMATION AND PURPOSE

Section 2.1. Formation. The Certificate has been filed with the Secretary of State. The Members continue the Company under and pursuant to the provisions of the Act and on the terms and conditions set forth in this Agreement. The rights, duties and liabilities of all Members shall be as provided under the Act and this Agreement. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Act in the event of any inconsistency or contradiction between them. The fact that the Certificate is on file in the office of the Secretary of State shall constitute notice that the Company is a limited liability company, pursuant to Section 18-207 of the Act.

(a)

In order to maintain the Company as a limited liability company under the laws of the State of Delaware, Manager shall, from time to time, take appropriate action, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by or desirable under law, including, without limitation, action to reflect any correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement in the Certificate (including the name of the Company) in order that it shall accurately represent the agreement among the Members.

(b)

To the extent reasonably necessary, each Member shall further execute, and the Company shall file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates, statements or other instruments as may be necessary or desirable under the laws of the State of Delaware in connection with the formation of the Company and the commencement and carrying on of its business. Effective as of the date of this Agreement, the sole Members of the Company are Common Member and PE Member.

Section 2.2. Name. The name of the Company shall be San Simeon Holdings, LLC, and all business of the Company shall be conducted in such name. [***], as an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State. Upon the filing of the Certificate of Formation with the Secretary of State, his/her powers as an “authorized person” ceased, and the Manager thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Manager shall execute, deliver and file any other certificates (and any amendments and/or restatements of such Certificates) necessary for the Company to qualify to do business in the jurisdiction where the Project is located (and in any other jurisdiction in which the Company may wish to conduct business) and to protect the limited liability of the Members. Such filings may include registration under assumed or fictitious name statutes or similar laws.

Section 2.3. Place of Business, Registered Agent and Registered Office. The business office of the Company shall be located [***]. The address of the registered agent of the Company for service of process on the Company in the State of Delaware is Capitol Services, Inc. The address of the registered office of the Company in the State of Delaware is c/o Capitol Services, Inc., 1675 S. State Street, Suite B, Dover, Delaware, 19901. Manager may change such registered agent and registered office, and may determine the Company’s registered agent and registered office in the State in which the Project is located.

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Section 2.4. Purpose. The sole purpose of the Company shall be to (1) acquire, own, hold, manage, finance, encumber, pledge, sell and otherwise deal with the Company’s direct and indirect interests in Property Owner, including 100% of the limited liability company interests in Property Owner, (2) directly or indirectly through Property Owner, construct the Improvements, own, hold, manage, finance, control, encumber, pledge, improve, operate, renovate, lease and otherwise deal in and with the Project, (3) to cause Property Owner to enter into the Mortgage Loan, and (4) take or cause to be taken all actions, and perform or cause to be performed all functions, necessary or appropriate to promote the business of the Company and to realize and carry out its purposes. The Company shall also be permitted to form subsidiaries for purposes of engaging in all or any of the foregoing.

(a)	The Members intend that the Company shall be a limited liability company.

(b)	No Member shall have the power to bind, to act for or to assume any obligation or responsibility on behalf of the other Member or the Company, except as specifically authorized by this Agreement.

(c)

The credit and assets of the Company shall be used solely for the benefit of the Company and shall not be used to further the personal gain of any Member unless specifically provided for under the terms of this Agreement. No asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member unless specifically provided for under the terms of this Agreement. If the Company, Manager or any Member incurs any Losses as a result of or in connection with personal obligations or liabilities of Manager, any Member or any Affiliate of Manager or a Member unconnected with Company business, such Manager or Member, as the case may be, shall be liable to and shall reimburse the Company, Manager or the other Member, as the case may be, for all such Losses, and the cash distributions pursuant to Article VII of such liable Member may be charged therefor.

Section 2.5. Members. The Original Member of the Company was Common Member. PE Member has agreed to make the PE Contribution in the Company and obtain the PE Member Interest. The PE Member Interest is hereby issued to PE Member, and PE Member is hereby admitted to the Company as PE Member in accordance with the Act and this Agreement. The PE Member Interest shall consist of the rights and interests set forth herein with respect thereto. Original Member hereby irrevocably consents and agrees to the issuance of the PE Member Interest to PE Member and the admission of PE Member as PE Member effective on the date hereof. PE Member and Common Member shall be the only Members. No other Person may become a Member, except by way of a transfer permitted under and effected in compliance with this Agreement or as otherwise provided under this Agreement. Any Person admitted as an additional or substituted member of the Company in accordance with the terms and conditions of this Agreement shall be deemed automatically admitted upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

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Section 2.6. Duration. The term of the Company commenced upon the filing for record of the Certificate in the office of the Secretary of State. The Company shall continue as a separate legal entity until cancellation of the Certificate as provided in the Act. The Company shall dissolve upon the first to occur of the following events:

(a)	In accordance with the terms of this Agreement or by the written agreement of all of the Members to dissolve the Company;

(b)

The sale, exchange or other disposition by Property Owner of all of the Project, unless such sale or other disposition involves the acquisition of any additional property or any deferred payment of the consideration for such sale or disposition, in which latter event the Company shall dissolve on the last Business Day of the month during which the balance of such deferred payment is received by the Company.

(c)	Entry of a decree of judicial dissolution under the Act; or

(d)	Any other event of dissolution specified in the Act;

provided, that the Company shall not be dissolved but shall continue if the Company is continued pursuant to the Act.

Section 2.7. Disclosure; Conflicts Waiver.(a) Except as otherwise expressly provided elsewhere in this Agreement, nothing in this Agreement or any applicable law regarding fiduciary duties or otherwise shall be deemed to restrict in any way the rights of Manager, PE Member, Common Member, or of any of their respective Affiliates, to conduct any business or activity whatsoever (including without limitation the acquisition, development, sale, and operation of real property for any purpose) without any accountability to the Company or to any Member even if such business or activity competes with the business of the Company, it being understood by each Member that the other Member, Manager and their respective Affiliates may be interested, directly or indirectly, in various other businesses and undertakings not included in the Company.

(b)

Subject to Section 3.2, each Member understands and acknowledges that the conduct of the business of the Company may involve business dealings with other businesses or undertakings of Manager, a Member or their respective Affiliates, including the entering into of contracts or other agreements with such businesses or undertakings. The formation of the Company and the assumption by Manager and each of the Members of their respective duties pursuant to this Agreement shall be without prejudice to their respective rights (or the rights of their respective Affiliates) to maintain such other interests and activities and to receive and enjoy profits or compensation therefrom, and each Member waives any rights it might otherwise have to share or participate in such other interests or activities of Manager, any Member or their respective Affiliates.

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(c)

Except as otherwise required by any Governmental Requirement, or as authorized or permitted by the other Member, neither Member nor Manager shall disclose or permit the disclosure of any Confidential Information to anyone other than (1) to the other Member or any Member’s direct and indirect owners, prospective investors, lenders, participants, Affiliates of and advisors to Manager, any Member, and their respective direct and indirect owners, any such Persons’ and the Company’s counsel, attorneys, accountants and other professionals who are similarly bound to obligations of confidentiality, or Persons designated by the Company’s counsel, (2) any Governmental Authority, or (3) as reasonably required to carry out the duties of Manager or any Member under this Agreement, including without limitation the acquisition, development, leasing, financing, re-financing, sale, marketing or other use of the Project; provided, however, that Invesco Real Estate may share information about the Company and the Project with any of its current or prospective investors or lenders with respect to PE Member. Manager and each Member, as the case may be, shall immediately notify the others of any court order or subpoena requiring disclosure of Confidential Information, shall cooperate with the Company’s counsel in the appeal or challenge of any such order or subpoena, and, except to the extent failure to comply with such order could give rise to sanctions or other liability to such party, shall not disclose any Confidential Information pursuant to such court order or subpoena until the Company has exhausted any lawful and timely appeal or challenge that the Company elects to file or make. Each Member covenants and agrees that it will not issue any press releases or make similar disclosures to any reporting publication disclosing the terms of this Agreement, except as may be required by law or with the other Member’s prior written consent (which consent shall not be unreasonably withheld).

(d)

Except to the extent expressly set forth in this Agreement, and to the fullest extent permitted by law, to the extent that, at law or in equity, Manager or any Member owes any fiduciary duty to the Company, any other Member or any assignee pursuant to this Agreement, such duty is eliminated pursuant to Section 18-1101(c) and Section 18-1101(e) of the Act, it being the express intent of the Members that neither Manager nor any Member (including, without limitation, PE Member) shall owe any fiduciary duties of any nature whatsoever to the Company, the other Member or any assignee; provided, however, that notwithstanding any provision of this Agreement, all such Persons shall be subject to the implied contractual covenant of good faith and fair dealing.

Section 2.8. PE Member Interest. PE Member shall (a) have the rights and obligations set forth in this Agreement, (b) not have any obligation to contribute additional capital or property in excess of its PE Contribution to, or in respect of debts, liabilities or other obligations of, the Company, or to make loans to the Company; provided, however, that PE Member shall have the right, but not the obligation, to make Protective Advances as provided in Section 5.1(c). Upon the indefeasible payment in full of the Preferred Equity Redemption Amount by the Company, (i) PE Member shall automatically cease to be a Member of the Company (and shall be deemed to have ceased to be a Member of the Company), (ii) PE Member’s entire interest in the Company shall terminate and be canceled, (iii) PE Member shall have no further rights or obligations hereunder, except any rights of indemnification or other claims accruing prior to such date or which by their

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terms survive such cessation, and (iv) PE Member shall, upon Manager’s request, execute a commercially reasonable release releasing the Company, Common Member and Manager from all claims except those that expressly survive pursuant to the Transaction Documents. Notwithstanding the foregoing, if at any time any payment, or portion thereof, made on account of the PE Contribution is set aside by any court or trustee having jurisdiction as a voidable preference, fraudulent conveyance or otherwise as being subject to avoidance or recovery under the provisions of the Bankruptcy Code or under any other applicable Federal or state bankruptcy, insolvency or similar law, and the Company does not repay such payment(s) to the PE Member out of lawful funds, then the Common Member agrees that (A) the PE Member Interest shall (1) continue and remain in full force and effect, or (2) without further act or instrument, be reinstated and shall thereafter remain in full force and effect, in either case, with the same force and effect as though such payment or portion thereof had not been made, and if applicable, as if such previous termination had not occurred, and (B) the former PE Member shall be a PE Member.

Section 2.9. Mandatory Redemption; Early Redemption. The PE Member Interest may not be redeemed in whole or in part, except as set forth herein:

(a)	Mandatory Redemption. Redemption in Full of the PE Member Interest and payment of the Preferred Equity Redemption Amount shall occur not later than the Mandatory Redemption Date.

(b)

Early Redemption. On or after March 15, 2022 (the “Redemption Lockout Date”) the PE Member Interest may be redeemed by the Company at any time, in whole only, provided that after the Redemption Lockout Date through December 15, 2022 (the “Open Redemption Date”) the Company pays the Exit Fee in connection with a Redemption in Full. With respect to a Redemption in Full of the PE Member Interest, Manager shall provide PE Member with not less than ten (10) Business Days’ prior written notice (i) specifying the estimated date on which a Redemption in Full shall occur (the actual date on which a Redemption in Full shall occur shall be referred to herein as the “Early Redemption Date”), and (ii) with respect to a Redemption in Full, requesting PE Member’s calculation in accordance with this Agreement of the amount necessary to effectuate a Redemption in Full (including the Exit Fee, if applicable). PE Member shall prepare a payoff letter setting forth such calculations, which shall be conclusive and binding on Manager and the Company, absent manifest error.

Section 2.10. Extension Options. Notwithstanding the foregoing to the contrary, Common Member shall have two (2) options to extend the Initial Mandatory Redemption Date (or the Extended Mandatory Redemption Date, as hereinafter defined, as applicable) for one (1) year each (each such option, the “Extension Option”, such additional term effected thereby, the “Extension Term” and the Mandatory Redemption Date following the exercise of any such option, the “Extended Mandatory Redemption Date”) upon satisfaction of the following terms and conditions:

(a)

First Extension Option. Common Member shall have the option to extend the Mandatory Redemption Date (the “First Extension Option”) to December 15, 2024, by giving PE Member written notice thereof (the “First Extension Option

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Notice”) not less than thirty (30) days prior to the Initial Mandatory Redemption Date and paying PE Member an extension fee in an amount equal to 0.25% of the Preferred Investment Balance not later than the Initial Mandatory Redemption Date (without giving effect to the First Extension Option). Notwithstanding the foregoing, the First Extension Option shall not apply if, on the date the First Extension Option Notice is given or on the Mandatory Redemption Date (without giving effect to the First Extension Option) (i) there exists an Event of Default, (ii) the Initial Mandatory Redemption Date has occurred or (iii) the term of the Mortgage Loan has not been concurrently extended, to the extent necessary, to the same date which is the Mandatory Redemption Date, as extended by the First Option.

(b)

Second Extension Option. Common Member shall have the option to extend the Mandatory Redemption Date (as extended pursuant to the First Extension Option) (the “Second Extension Option” and, together with the First Extension Option, the “Extension Options”) to December 15, 2025, by giving PE Member written notice thereof (the “Second Extension Option Notice”) not less than thirty (30) days prior to the Mandatory Redemption Date (as extended pursuant to the First Extension Option) and paying PE Member an extension fee in an amount equal to 0.25% of the Preferred Investment Balance not later than the Mandatory Redemption Date (as extended pursuant to the First Extension Option but without giving effect to the Second Extension Option). Notwithstanding the foregoing, the Second Extension Option shall not apply if, on the date the Second Extension Option Notice is given or on the Mandatory Redemption Date (as extended pursuant to the First Extension Option but without giving effect to the Second Extension Option) (i) there exists an Event of Default, (ii) the Mandatory Redemption Date, as extended by the First Extension Option, has occurred, or (iii) the term of the Mortgage Loan has not been concurrently extended, to the extent necessary, to the same date which is the Mandatory Redemption Date, as extended by the Second Option.

Section 2.11. Statutory Compliance. The Company shall exist under and be governed by this Agreement, which shall be construed in accordance with the applicable laws of the State of Delaware. The Company shall make all filings and disclosures required by, and shall otherwise comply with, all such laws.

Section 2.12. Title to Company Property and Nature of Membership Interest. All Company Property shall be owned by the Company as an entity and no Member shall have any ownership interest in any Company Property in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes.

Section 2.13. Mutual Representations and Warranties. Each Member makes the following representations and warranties, as to itself only and not on behalf of any other Person:

(a)

Brokers and Commissions. Other than as disclosed in the Real Estate Agreement, such Person has not dealt with any broker, arranger, consultant, agent or finder in connection with the transactions contemplated pursuant to this Agreement or in the Real Estate Agreement.

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(b)

Existence; Authority. Such Person is duly organized and legally existing under the laws of the state of its organization. The execution and delivery of, and their performance under, this Agreement are within such Person’s powers and have been duly authorized by all requisite action. The person executing this Agreement on behalf of such Person has the authority to do so. This Agreement constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to laws applicable generally to creditor’s rights.

(c)

No Consent. No consent or approval of any person or entity or of any Governmental Authority is required with respect to the execution and delivery of this Agreement by such Person or the consummation by such Person of the transactions contemplated by this Agreement or the performance by each party of its obligations pursuant to this Agreement.

(d)	Compliance with International Trade Control Laws and OFAC Regulations.

Such Person, and any direct or indirect owner of such Person, is not now, nor shall it be at any time, an individual or entity with whom a Person subject to the laws of the United States or its territories is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to persons that have been designated by executive order or by the sanction regulations of OFAC as persons with whom U.S. persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise; provided, however, that such representation shall not apply to individual participants in a pension fund. Common Member will implement (and maintain in effect until Redemption in Full) procedures to ensure that no Person who holds an equity interest in the Common Member, and any direct or indirect owner of such Person (and no Person who, after the date hereof, becomes a direct or indirect owner of such Person) causes the foregoing representations not to be true, correct and complete.

Such Person has taken, and shall continue to take, such measures as are required by law to assure that any funds used to contribute capital to the Company are derived (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

To such Person’s knowledge, after making due inquiry, neither such Person nor its Affiliates (i) is under investigation by any Governmental Authority for, or has been charged with or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money

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Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; or (iv) is not in compliance with any applicable provisions of the USA PATRIOT ACT of 2001, Pub. L. No. 107-56 (the “Patriot Act”). The term “Anti-Money Laundering Laws” means laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or persons otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant to such statutes by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(e)	U.S. Persons. Such Person is a “United States person” for all United States federal income tax purposes.

(f)

No Conflicting Agreements. Such Person’s execution and delivery of, and its performance and compliance with the terms and provisions of, this Agreement do not violate any of the terms, conditions or provisions of (i) its certificate of formation, certificate of limited partnership, limited partnership agreement, limited liability company agreement or other applicable organizational agreements or governing instruments, (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other Governmental Authority to which it is subject or by which any of its assets are bound, or (iii) any agreement or contract to which such Person is a party or to which it or its property is subject.

(g)

Securities Laws. To the extent that such Person is a legal entity which was formed for the purpose of acquiring interests in the Company, such Person represents, warrants and covenants that it has not, and will not, conduct any general solicitation with respect to the offer or sale of any security offered or sold of such Person, that each offeree or purchaser of a security of such Person is, or will be, an “accredited investor” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and that all of the securities issued by such Person have been issued in compliance with the Securities Act and any applicable state securities laws or regulations. Such Person has acquired its limited liability company membership interest in the Company for investment, solely for its own account, with the intention of holding the limited liability company interest for investment, and without any portion of the limited liability company membership interest being acquired in violation of the Securities Act or any applicable state securities law;

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such Person is aware that its limited liability company membership interest in the Company has not been registered under the Securities Act in reliance upon exemptions contained in the Securities Act and that its limited liability company membership interest in the Company has not been registered under the securities law of any state in reliance upon the exemptions contained in such state securities law; and such Person is aware that the Company will not, and has no obligation to, register such Person’s limited liability company membership interest in the Company under the Securities Act or any state securities law.

Section 2.14. Payment of Closing Costs. The Closing Costs shall be paid by the Common Member on the Closing Date to the extent not previously paid by the Common Member.

ARTICLE III

CONTROL AND MANAGEMENT

Section 3.1. Management by Manager.

(a)

The Company shall be a “manager-managed” limited liability company for purposes of the Act. The Company shall initially have one Manager. No Member, in its capacity as such, shall have the right to independently operate or manage the Company or otherwise bind the Company by its actions. The Members hereby designate Knightvest 2020, LLC as the initial Manager of the Company.

(b)

Except as otherwise expressly provided in this Agreement or otherwise limited or restricted by the Act, the business and affairs of the Company will be managed by the Manager in accordance with Section 3.2 Section 3.3 and subject to and Schedule 6, and all documentation binding the Company or any of its subsidiaries (including Property Owner) in connection therewith shall be signed solely by the Manager.

(c)

The Manager shall use its commercially reasonable efforts, at the Company’s expense, to cause the Company to comply with all applicable Legal Requirements and all of the terms and provisions of the Mortgage Loan Documents, Property Owner LLC Agreement and the Transaction Documents.

(d)

Except (i) with the approval of PE Member, (ii) as permitted in the Mortgage Loan Documents or Property Owner LLC Agreement or (iii) as otherwise provided herein, Manager may not delegate any of its duties hereunder, and may not appoint, employ or contract with any of its Affiliates (and may not cause any of the foregoing to occur) for the transaction of business in connection with the Project or its interest in Property Owner; provided that nothing herein shall prohibit Manager from consulting with and receiving advice from its Affiliates. No such delegation shall relieve the Manager from responsibility for performance of its duties hereunder. Manager and Common Member shall make itself periodically available upon request, during business hours and upon reasonable notice, to consult by phone with the representatives of PE Member to discuss the affairs of the Company.

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Section 3.2. Affiliate Agreements.

(a)

The terms of all Affiliate Agreements shall be subject to the prior written consent of PE Member, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, PE Member has Approved of the Property Management Agreement.

(b)

For their respective services, each Affiliate shall be compensated and shall be entitled to expense reimbursements as provided in any such Affiliate Agreement entered into in accordance with this Agreement. Other than as stated in this Section 3.2(b) no Affiliate of Common Member shall be entitled to any compensation for its services to the Company or with respect to Property Owner or the Project.

(c)	Notwithstanding any other provision to the contrary in this Agreement,

at any time that any party (other than the Company or Property Owner) is in default under any Affiliate Agreement and after the expiration of any applicable notice and cure period under any such Affiliate Agreement, then, subject to the terms of the Mortgage Loan Documents, PE Member shall have the right, but not the obligation, unilaterally and without requiring concurrence of any other Member or Manager, to act on behalf of the Company with respect to the enforcement of, or seeking rights or remedies under such Affiliate Agreement, subject to the limitations on PE Member’s right to terminate any such Affiliate Agreement as provided for in Section 3.2(c)(2) hereof; and

Subject to the requirements and limitations contained in the Mortgage Loan Documents, PE Member shall have the right on behalf of the Company to terminate any Affiliate Agreement during the continuance of an Event of Default. Upon any such termination of any Affiliate Agreement during the continuance of an Event of Default, neither the Company nor Property Owner shall have any obligation to pay any fees thereunder which have not accrued as of the date of termination.

(d)

In the event that PE Member has caused the termination of an Affiliate Agreement pursuant to Section 3.2(c)(2), then PE Member shall be entitled, subject to the requirements and limitations contained in the Mortgage Loan Documents, to unilaterally cause the Company to cause Property Owner to appoint a new provider, if such appointment shall be deemed appropriate by PE Member, such appointment to be on commercially reasonable terms and subject to such terms and conditions as may otherwise be deemed appropriate by PE Member, and Common Member shall not have any consent rights with respect to such appointment or the terms thereof unless such appointment is with an Affiliate of PE Member.

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Section 3.3. Major Decisions. Notwithstanding the provisions of Section 3.1, without the prior written approval of PE Member, the Company will not, and neither Manager nor Common Member will permit or cause the Company to take any action or make any decision that would constitute a Major Decision. Nothing herein shall limit the rights of PE Member under Section 3.2 or Section 3.5. Any request to PE Member for the approval of a Major Decision shall be made in writing. The term “Major Decision” as used in this Agreement shall mean any decision which involves (i) any matter specifically stated in this Agreement to constitute a Major Decision, (ii) the exercise of any right of the Company to cause Property Owner to, directly or indirectly, take any action or make any decision that would constitute a Major Decision if taken with respect to the Company, and (iii) each of the following matters:

(a)	Changing the name of the Company;

(b)

Obligating PE Member or any other Member as a surety, guarantor or accommodation party to any obligation, provided that the foregoing shall not require the approval of the Member who is not so obligated;

(c)	Tendering, or offering or agreeing to tender, a deed-in-lieu of foreclosure to the Project to Mortgage Lender.

(d)	Entering into any Lease, except pursuant to the Leasing Guidelines;

(e)

Except as contemplated in the Approved Capital Budget or Approved Annual Budget, executing any construction, construction management or architectural agreement and Approving any Plans and drawings for any construction, engineering, design, rebuilding, restoration, renovation or remodeling of the Project, or any portion thereof, including without limitation any material additions, amendments, change orders and modifications to any of the foregoing except for Permitted Changes made in accordance with this Agreement;

(f)

Adoption or modification of any Approved Annual Budget, provided, that if PE Member and Common Member cannot agree on an Approved Annual Budget for any Fiscal Year, then the existing (and most recently Approved) Approved Annual Budget shall remain in place, subject to an annual increase of five percent (5%) for each line item and other actual increases for uncontrollable items, such as real estate taxes, utilities and insurance;

(g)

Modifying the type and amount of any insurance obtained or maintained by the Company or any of its subsidiaries, including Property Owner, provided that, (i) the insurance coverage maintained by Property Owner as of the date of this Agreement is Approved by the Members, and (ii) PE Member shall not have the right or authority to cause the Company or any of its subsidiaries, including Property Owner, to obtain (or fail to obtain) insurance that would violate the Mortgage Loan Documents with respect to the Project;

(h)

Settling any claims for: (A) insurance proceeds (after taking into account insurance deductibles) on behalf of the Company or any subsidiary (other than claims related to property damage of not more than Three Hundred Thousand Dollars ($300,000); or (B) payment of awards or damages arising out of the exercise of eminent domain by any Governmental Authority on behalf of the Company or any subsidiary;

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(i)	Engaging any accountant, auditor, attorney or other professional to render services for the Company (other than Auditor and Baker Lopez PLLC as attorney);

(j)	Preparing and implementing any closure, remediation or actions required pursuant to any Hazardous Materials Laws or otherwise related to Hazardous Materials;

(k)	establishing Reserves for any Company Subsidiary or utilizing such Reserves, except as specifically set forth in this Agreement;

(l)	a sale or transfer of the Property unless such sale or transfer results in a Redemption in Full after payment in full of the Mortgage Loan;

(m)

incurring indebtedness on behalf of the Company or any subsidiary (including Property Owner) for any purpose other than the following: (1) for meeting current obligations incurred in the ordinary course of business and due within sixty (60) calendar days, or (2) “trade debt” or accounts payable that arise in connection with the day-to-day operations of the Project in the ordinary course of business; or (iii) Redemption in Full;

(n)

incurring, replacing, renewing, extending (except for an extension in accordance with the terms of the Mortgage Loan Documents, which Common Member may unilaterally cause), substituting, adding to, supplementing, amending in any respect, modifying in any respect, increasing, restructuring or refinancing the Mortgage Loan (or causing or permitting Property Owner or any other Company Subsidiary to do any of the foregoing), unless the same results in a Redemption in Full (including through the contribution of equity by Common Member) or permitting or causing Property Owner to enter into any deed-in-lieu or consensual foreclosure with or for the benefit of Mortgage Lender or any of its Affiliates;

(o)

entering into, or causing or permitting or acquiescing in the Company or any Company Subsidiary to enter into, or amending, supplementing, modifying or terminating, any Construction Contract, except for Permitted Changes made in accordance with this Agreement;

(p)

selecting, retaining or entering into any agreement with any developer, asset manager or property manager or construction manager other than the Approved Contracts, or modifying or terminating the Property Management Agreement;

(q)

incurring, or permitting or causing the Company or any Company Subsidiary to incur any capital, operating or other expenditures in excess of the Approved Capital Budget or the Approved Annual Budget, as applicable, subject to Permitted Changes;

(r)

amending, altering or changing (pursuant to change order, amendment or otherwise) the Plans unless the same shall either (i) be a Permitted Change, or (ii) have been approved in advance in writing by PE Member; and

(s)	amending the organizational documents of Property Owner.

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Section 3.4. Fundamental Decisions. Notwithstanding the provisions of Section 3.3, the prior written approval of each of PE Member and Common Member will be required to permit or cause the Company to take any action or make any decision that would constitute a Fundamental Decision. Any request to PE Member or Common Member for the approval of a Fundamental Decision shall be made in writing. The term “Fundamental Decision” as used in this Agreement shall mean any decision which involves each of the following matters:

(a)	The acquisition of material real estate assets other than the Project, or doing business unrelated to the Project, including acquiring any interests in Persons unrelated to the Project;

(b)

The merger, conversion, joint venture or consolidation of the Company or any subsidiary (including Property Owner) with any other Person, including admitting any additional Member to the Company, provided, however, for the avoidance of doubt, PE Member may retain a non-member manager of the Company after an Event of Default without Common Member’s consent;

(c)	causing or consenting to the taking of any Bankruptcy Action in respect of the Company or any Company Subsidiary; and

(d)

The exercise of any right of the Company to, directly or indirectly, cause Property Owner to take any action or make any decision that would constitute a Fundamental Decision if taken with respect to the Company under clauses (a) through (c) above.

Section 3.5. No Compensation. Each Member and Manager shall be responsible and pay for each and every expense it incurs in performance of its duties, if any, in this Article III without reimbursement by the Company, except for any expense (i) Approved in advance by all Members, (ii) permitted under the then Approved Annual Budget, (iii) permitted under the then Approved Capital Budget or (iv) as otherwise permitted hereunder.

Section 3.6. Approved Annual Budget. Manager shall submit to PE Member for PE Member’s written approval a proposed annual budget for the operation of the Project not later than thirty (30) days prior to the commencement of each calendar year, in form reasonably satisfactory to PE Member, setting forth in reasonable detail Manager’s budgeted monthly operating income and monthly operating capital and other expenses for the Project. Each proposed annual budget shall contain, among other things, limitations on management fees, third party service fees, and other expenses as Manager may reasonably propose. PE Member shall have the right to approve such proposed annual budget which approval may be granted or withheld in PE Member’s sole discretion, and in the event that PE Member objects to the proposed annual budget submitted by Manager, PE Member shall advise Manager of such objections and Manager shall within ten (10) days after receipt of notice of any such objections revise such proposed annual budget and resubmit the same to PE Member. The foregoing process shall be repeated as often as necessary until such time as a proposed annual budget has been fully approved by PE Member, at which time such proposed annual budget shall be deemed to be the “Approved Annual Budget”. If, at any time, Manager fails to provide a proposed annual budget or Manager and PE Member do not reach agreement on an Approved Annual Budget, the Approved Annual Budget from the previous year shall continue to govern, or if there is no previously Approved Annual Budget, PE Member shall be entitled to reasonably designate a budget to serve as the Approved Annual Budget until such time as agreement can be reached.

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Section 3.7. Indemnification of Members. The Company hereby agrees to indemnify, defend and hold harmless PE Member (and its Affiliates, partners, directors, officers, fiduciaries, employees and agents) and the Manager and the Common Member (and their respective Affiliates, partners, members, directors, officers, fiduciaries, employees and agents) from and against all Losses arising from any actions or decisions performed or made by PE Member (and its Affiliates, partners, members, directors, officers, fiduciaries, employees and agents) the Manager and the Common Member (and its Affiliates, partners, members, directors, officers, fiduciaries, employees and agents) in connection with the business of the Company provided that the indemnitee acted in good faith and reasonably believed any action or decision was in the best interests of the Company. This indemnification shall include, without limitation, payment of reasonable attorneys’ fees and other expenses incurred in connection with the defense of any claim or proceeding based on any such action or decision, which attorneys’ fees and expenses shall be paid as incurred. If any payments are due pursuant to this Section 3.7 (when a distribution to the Members is to be made pursuant to Article VII), such payments shall be made before such distributions shall be made.

Section 3.8. Property Manager. The day-to-day management of the Project shall be performed by the Property Manager under the Property Management Agreement.

Section 3.9. Duty of Care.

Manager shall, at the expense of the Company, use its diligent, good faith efforts to cause Property Owner to make the Improvements in accordance with the Plans, Approved Capital Budget and Construction Schedule, and to manage and operate the Project in accordance with the Approved Annual Budget and to carry out the business of the Company and the business of Property Owner in a manner Manager reasonably believes to be in the best interest of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

Manager shall at the expense of the Company cause the Company, Property Owner and the other Company Subsidiaries to take such actions as may be necessary to cause the Company, Property Owner and each Company Subsidiary to comply in all material respects with all laws, rules and regulations and any and all orders or requirements of any Governmental Authority having jurisdiction over the Company, Property Owner, the other Company Subsidiaries or the Project, including, without limitation, all laws, rules, regulations, orders and requirements relating to the use, generation, storage and disposal of hazardous wastes and materials. Manager shall use commercially reasonable efforts to provide for the safekeeping and use of all funds, property and assets of the Company, Property Owner and the other Company Subsidiaries, whether or not in its immediate possession or control, and shall not employ, or permit another to employ, such funds, property or assets in any manner, except for the benefit of the Company, Property Owner and the other Company Subsidiaries.

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Section 3.10. Mortgage Loan. Manager shall at the expense of the Company take such actions as may be necessary or proper to comply with (or cause Property Owner to comply with) the terms and provisions of all Mortgage Loan Documents. Notwithstanding anything to the contrary in this Agreement, the Company shall not and shall not cause Property Owner or any other Person to take any action that would result in a default under the Mortgage Loan Documents, or any recourse under the Mortgage Loan Guaranties. For the avoidance of doubt, the foregoing sentence shall not diminish, impair or otherwise affect the rights and remedies of PE Member under the Transaction Documents (including, but not limited to, Mortgage Lender’s recognition and acknowledgment of and consent to the exercise of PE Member’s rights and remedies under the Transaction Documents as permitted by the Mortgage Loan Agreement). So long as the Mortgage Loan is outstanding, the Company or any Member shall be prohibited from modifying any of the terms of the PE Contribution, including the terms relating to the Preferred Return, the Mandatory Redemption Date, or the amount of the PE Contribution (except to decrease the amount of the PE Contribution or the Preferred Return) without lender’s consent.

Section 3.11. Commencement and Completion. Manager shall cause Property Owner to commence renovation of the Improvements by the Commencement Date and to be prosecuted with diligence and continuity and will cause Completion to occur on or before the Completion Date (subject to Permitted Force Majeure Delays), free and clear of liens or claims for liens for material supplied and for labor services performed in connection with the construction and renovation of the Improvements.

Section 3.12. REOC.

The Members shall cooperate with Investor to allow Manager to manage and operate the Company in a manner that shall allow Invesco REIT Operating Partnership LP to qualify as a real estate operating company within the meaning of the U.S. Department of Labor regulations located at 29 C.F.R. Section 2510.3-101.

Section 3.13. Meetings Between Manager and PE Member. Meetings with the Manager may be called by PE Member upon five (5) Business Days prior written notice for informational purposes or for any other purpose permitted by this Agreement and Manager shall make itself available for such meetings whether in person or telephonically.

ARTICLE IV

ACCOUNTING

Section 4.1. Tax Matters Partner; Tax Returns; Reporting to Members.

(a)

The “Tax Matters Partner” (as defined in Code Section 6231), designated to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting judicial and administrative proceedings shall be Manager. This section shall not be interpreted as otherwise limiting or negating Section 6.1 which shall take precedence in limiting this section, if any. In its capacity as “Tax Matters Partner,” Manager shall oversee the Company tax affairs in the overall best interests of the Company in consultation with PE Member and subject to approval by of PE Member of tax elections and REIT compliance. Notwithstanding the foregoing and the authority generally granted to the Tax Matters Partner by the provisions of the Internal Revenue Code, subject to the terms hereof, the Tax Matters Partner (i) shall not

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enter into a settlement of a partnership administrative adjustment binding on a Member without that Member’s consent; (ii) shall not agree to an extension of the period of limitations on the assessment of tax without the consent of all Members; (iii) shall not request an administrative adjustment within the meaning of Code Section 6227 without the consent of all Members; and (iv) at the request of any Member, shall file and prosecute on behalf, and at the expense, of such Member (unless all Members request) a petition for judicial review of a final partnership administrative adjustment or a petition for judicial review of an administrative adjustment request not full allowed. In the case of a judicial review of a final partnership administrative adjustment or an administrative adjustment request not fully allowed, such petition shall be filed in such applicable court as a majority in interest of the requesting Members shall select, or if a majority in interest of the requesting Members fail to so elect, in the United States Tax Court.

(b) Except as delegated to Manager pursuant to this Agreement, PE Member shall prepare (or cause to be prepared) financial reports for the Company as deemed appropriate by PE Member. Subject to Approval by PE Member and Manager, each return and other statement to be filed by the Company with the U.S. Internal Revenue Service or any other taxing authority shall be prepared by the Auditor at the direction of PE Member. Each of the Members shall, in its respective income tax return and other statements filed with the U.S. Internal Revenue Service, report taxable income or loss in accordance with the Company returns and statements. As soon as practicable after the end of each Taxable Year of the Company, Manager shall furnish each Member, at the expense of the Company, with an estimated statement of the Member’s distributive share of income, gains, losses, deductions and credits for such Taxable Year. Prior to the filing of the Company’s federal income tax return and no later than February 28 after the end of the Taxable Year, Manager shall provide PE Member with a draft copy of the Company’s federal income tax return and Schedule K-1 for such Taxable Year for PE Member’s consent. Manager agrees to consider in good faith any amendments or changes to the Company’s federal income tax return requested by PE Member; provided that PE Member requests such amendment or change within ten (10) Business Days after receipt of such tax return for its review and comment and such amendment or change is not inconsistent with the terms of this Agreement; and provided, further, that any disagreement between Manager and PE Member relating to PE Member’s timely requested changes is referred by the Company to Auditor for Auditor’s timely resolution. If PE Member does not provide any comments to the Company’s federal income tax return within the foregoing ten (10) Business Day period, PE Member shall be deemed to have consented to the filing of the Company’s federal income tax return for such year (and, for the avoidance of doubt, to the filing of any tax elections contained therein). Subject to Sponsor receiving any necessary consents of Investor on a timely basis, Manager shall furnish each Member, at the expense of the Company, with (i) a final statement of the Member’s distributive share of income, gains, losses, deductions and credits for such Taxable Year on a Schedule K-1 no later than ninety (90) calendar days after the end of the Taxable Year

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and copies of any tax returns that have been filed by the Company for the prior Taxable Year promptly (but in no even later than thirty (30) calendar days) after the date on which Sponsor delivers the Company’s annual audited financial statements pursuant to Section 4.9(a)(1), (ii) a calculation of the Company’s taxable income for the prior Taxable Year, accompanied by the supporting data used to prepare such calculation, by no later than February 15 after the end of the Taxable Year and (iii) such other information as is reasonably necessary for a Member to complete such Member’s applicable U.S. federal, state, local and foreign income tax returns as soon as reasonably practicable; provided, however, that Sponsor shall cause Investor Manager and Invesco Real Estate to be forwarded an estimate of the Company’s current year taxable income as of each calendar quarter no later than (I) March 31, (II) June 30, (III) September 30, and (IV) December 31. In addition, the Company shall provide the Members with the following information:

(a)

copies of the relevant work papers and accounting data and such other information as would enable a Member to reasonably determine its compliance with the income and asset tests contained in Section 856(c) of the Code (treating the Company as a REIT for such purpose) within twenty (20) days of the end of each quarter;

(b)	periodically as reasonably requested by PE Member, a completed copy of a REIT questionnaire provided by PE Member and relating to the Project or its operation;

(c)

quarterly estimates of taxable income and loss expected to be allocated to PE Member that enables PE Member to take appropriate measures to ensure that it and/or its direct or indirect owners comply with the distribution requirement contained in Section 857(a) of the Code; and

(d)

such other information as is reasonably requested by a Member to determine the effect of the Member’s ownership of a Membership Interest on the Member’s (or its direct or indirect owners’) status as a REIT as well as such information reasonably requested by the Member to conduct any REIT reporting, testing or similar REIT compliance related activity.

(b)

Manager shall prepare (or cause to be prepared) reports for the Company as deemed necessary by Manager. Each return and other statement to be filed by the Company with the U.S. Internal Revenue Service or any other taxing authority shall be prepared by the Auditor at the direction of Common Member. Each of the Members shall, in its respective income tax return and other statements filed with the U.S. Internal Revenue Service, report taxable income or loss in accordance with the Company returns and statements.

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Section 4.2. Fiscal Year. The Fiscal Year of the Company shall be the year ending December 31.

Section 4.3. Accountants. The initial Auditor shall be designated as provided in Section 1.1. PE Member shall have the right to change the Auditor with Common Member’s approval except after the occurrence of an Event of Default when such approval shall not be required.

Section 4.4. Company Books. Proper books of account shall be kept for the Company on an accrual basis in accordance with accounting standards designated by PE Member from time to time. The Company shall use the standard accounting software of Knightvest Management, LLC to keep the accounting books and records of the Company.

Section 4.5. Delivery of Notices. Common Member will promptly, but in no event later than three (3) Business Days after Common Member receives written notice of any of the following events, deliver written notice to PE Member (together with any applicable correspondence relating thereto) specifying the nature and period of existence of such condition or event and, with respect to events described in clause (b) below, what action Common Member is taking or proposes to take with respect thereto (compliance with the provisions of this Section 4.5 shall not be deemed or construed to constitute a waiver of or consent to any Event of Default of which Common Member has given PE Member notice pursuant to this Section 4.5):

(a) any Mortgage Loan Event of Default;

(b) any receipt or delivery by Common Member from or to Property Owner, or the Company of a notice of (i) default or termination, (ii) any proposed action with respect to any default, (iii) any failure by any Person to perform any material obligation, maintain any material representation or warranty or satisfy any material condition, in each instance of (i), (ii) or (iii), in connection with the Mortgage Loan Documents, the Construction Contract, or the Property Management Agreement

(c) the filing of any action, suit or proceeding against or affecting Property Owner, Common Member, the Company, Indemnitor or the Project that, if adversely determined, is reasonably likely to singly or collectively impair the validity or enforceability of this Agreement or otherwise have a Material Adverse Effect;

(d) any notice received from any Governmental Authority asserting a violation of any material legal requirement affecting the Company, the Project or the Company Property and any correspondence to or from such Governmental Authority from or to the Company, Property Owner, any other Company Subsidiary, Manager or Common Member with respect thereto;

(e) the existence of a shortfall in the CapEx Reserve Account and/or Interest Reserve Account;

(f) the occurrence of a Construction Delay;

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(g) the occurrence of any casualty or condemnation of the Project;

(h) any written notice or communication given by Property Owner to Mortgage Lender other than with respect to the day to day operations of the Mortgage Loan and the drawing of funds thereunder from reserves; and/or

(i) on or before the date which is ten (10) Business Days immediately prior to the date under which a monthly payment under the Mortgage Loan Documents is due, and for which payment Common Member reasonably believes it does not have sufficient funds to make such payment, notice to PE Member detailing such fact and the funds available to Property Owner and the Company to make such payment to Mortgage Lender. Upon receipt of such notice, PE Member shall reasonably confer with Common Member with respect to such insufficiency, provided, however, nothing herein shall create or imply any duty on the part of PE Member to forbear from the exercise of its rights under, and in accordance with, the terms of this Agreement.

Without limiting the generality of the foregoing, Manager will transmit or cause to be transmitted to PE Member, promptly upon receipt thereof, any communication (addressed to the Company, Property Owner, any other Company Subsidiary, Manager, Common Member or any Affiliate of any of them) which relates to matters which is reasonably likely to have a Material Adverse Effect and will promptly respond fully to any inquiry of PE Member made with respect thereto.

Section 4.6. Tax Elections. All elections required or permitted to be made by the Company under the Code, including the election of methods of depreciation, shall be timely determined by Manager and shall be made by the Company in accordance therewith, subject to the approval of PE Member. The Company shall make an election pursuant to Section 709 of the Code for the deduction or amortization of its organizational expenses. Manager may cause the Company to make an election under Section 754 of the Code.

Section 4.7. Company Funds; Company Account1.1 . All funds of the Company shall be deposited into a federally insured account in the name of the Company and located at Frost Bank or in another bank in the United States at a bank reasonably approved by PE Member (the “Company Account”), which Company Account shall be opened on or before December 31, 2020. The funds within the Company Account shall be segregated from, and not commingled with any accounts of any Member or Affiliate thereof, or any other accounts that the Members may hereafter establish for the Company or the Company Subsidiaries from time to time. The investment of the funds within the Company Account shall be directed by, and shall be maintained in the name of the Company with a money center financial institution selected by, PE Member or, after a Redemption in Full, Manager. Withdrawals or checks to be drawn from the Accounts shall be made upon such signature or signatures as Manager may designate (until PE Member effectuates a Removal). If requested by PE Member, Manager agrees to reasonably cooperate with PE Member to enter into one or more account control agreements, which agreements shall be in form and substance reasonably acceptable to the parties, regarding the Company Account and any Company Subsidiary in order to effectuate a shift in the directing party and authorized signers on such accounts upon the delivery of a Removal Notice by PE Member.

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Section 4.8. Appraisal of Project. PE Member shall have the right to obtain an Appraisal of the Project on an annual basis. Such Appraisals shall be made by an Appraiser at the expense of the Company and may be obtained more frequently if required by applicable law or governmental regulation, but, unless an Event of Default shall exist, any more than one such Appraisal a Fiscal Year shall be paid by PE Member.

Section 4.9. Reporting Obligations. Manager shall create, prepare, and maintain the books and records for the Company in accordance with the requirements in this Section 4.9. Manager will deliver the following documents to PE Member as follows:

(a)	On an annual basis within sixty (60) calendar days after each Fiscal Year (or as otherwise extended by PE Member):

Annual audited statements of the operation of the Company prepared by the auditor including the following: (A) Statement of Net Assets (Balance Sheet); (B) Statement of Operations; (C) Statement of Cash Flows; (D) Statement of Changes in Members’ Capital; provided, however, that (I) all of the foregoing shall be certified as correct by Common Member and by the Auditor together with the opinion of the Auditor that (i) such annual statements fairly represent the financial condition of the Company, (ii) such statements have been prepared in accordance with GAAP (or as otherwise selected by PE Member) consistently applied, and (iii) an examination has been made by the Auditor in accordance with generally accepted auditing standards and includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, with a detailed explanation of any qualifications contained in such opinion, and (II) with regard to any of the deliveries contemplated in (A) through (D) above; and

Such additional financial statements, reports and other information as PE Member may reasonably request.

(b)

All tax returns or information returns of the Company to the extent necessary to show any income, distributions, payments, deductions, or expenses related to or arising out of the ownership or operation of the Project which shall be prepared by the Auditor. Manager shall cause drafts of such documents to be forwarded to PE Member and Common Member no later than forty-five (45) days (or such other time reasonably designated by (or as otherwise selected by PE Member) after the end of the Fiscal Year pursuant to this Agreement for PE Member’s review and approval, and final deliveries shall incorporate any reasonable changes requested by PE Member. State and federal income tax returns must be filed in a timely manner after the end of the related Fiscal Year (as determined by PE Member) and may not be extended, unless Approved by PE Member and all other tax returns must be filed when due, after taking into account any timely obtained extension of time to file.

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(c)

On a monthly basis, by the fifteenth (15th) calendar day of each calendar month (or such later time designated by PE Member) for the preceding calendar month, Manager shall deliver to PE Member the following unaudited, but all in reasonable detail and certified to be correct in all material respects by Manager: (i) current rent roll in form satisfactory to PE Member; (ii) net assets (balance sheet) prepared on an accrual basis using the Company’s standard accounting software; (iii) statement of operations prepared on an accrual basis using the Company’s standard accounting software; (iv) budgetary operating statements showing variances from the Approved Annual Budget together with explanations of any variances prepared using the Company’s standard accounting software; (v) computation of Monthly Distribution; (vi) such interim financial statements, reports and other information as PE Member may reasonably request; (vii) occupancy reports in form satisfactory to PE Member; and (viii) an updated renovation tracker in form and substance as set forth on Exhibit E attached hereto..

(d)

On a quarterly basis, in addition to the monthly reports, Manager shall prepare a report on a quarterly basis in the same format, certified to be correct in all material respects by Manager and including the same items as the monthly report and including a quarterly investment summary report by the fifteenth (15th) calendar day after the end of the fiscal quarter.

(e)

To the extent applicable, true and complete copies of all requisitions for advances of the Mortgage Loan together with title date down (if required by Mortgage Lender) and supporting documentation given to Mortgage Lender with each draw request under the Mortgage Loan.

(f)

True and complete copies of all reports and notices as and when the same are submitted to Mortgage Lender pursuant to the terms of the Mortgage Loan Documents, to the extent the same vary from the foregoing.

(g)

At least five (5) days prior to the applicable delivery date for such items under the Mortgage Loan Documents to be provided to Mortgage Lender, true and complete copies of any reports, compliance certificates of Property Owner and/or financial compliance certificates of Indemnitor.

(h)

Upon written request of PE Member (which may be made by electronic mail), Common Member shall cause the Property Owner to facilitate monthly meetings with PE Investor or its affiliates to discuss the Construction Work.

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(i)

Within sixty (60) calendar days after the end of a policy year or policy term for each policy of insurance required to be maintained with respect to the Project, a written report or certificate showing the following:

The name of the insurer;

The risks insured;

The amount of coverage provided by the policy;

The expiration date of the policy; and

For insurance covering property damage, the property insured, the then-current replacement cost of such property, and the basis upon which such cost was calculated provided that no appraisal shall be required for such report or certificate.

Notwithstanding the foregoing, PE Member in its sole discretion, at any time with or without cause, may eliminate any of the foregoing duties or obligations of Manager pursuant to this Section 4.9. If, following notice and a failure to cure within five (5) days after the giving of such notice, Manager fails to satisfy timely its obligations pursuant to this Section 4.9, Manager shall pay to the Company and PE Member any costs incurred by the Company and PE Member to satisfy such obligations and amounts otherwise distributable to Common Member pursuant to Section 7.2 and Section 7.5 may be reduced and applied to pay for such costs and shall pay a late fee of $750.00 per day late.

(j)	Common Member shall:

provide PE Member with updated unaudited financial statements of Common Member on both an annual and semi-annual basis (or more frequently if required by a lender), such statements to be in form and substance reasonably acceptable to PE Member;

provide PE Member with audited financial statements of Common Member promptly upon the completion of such statements, but only to the extent that Common Member regularly prepares and then has audited such statements (with no obligation to do so being created by this Agreement); and

provide written notice to PE Member promptly upon (1) the occurrence of any Material Adverse Change with respect to the financial condition of any Common Member Party, or (2) the initiation of any lien or other legal action (including threatened or pending legal action) involving any Common Member Party that could have a material and adverse impact on such Common Member Party’s financial condition.

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Each financial statement and other document provided under this Section 4.9(i) shall be (i) delivered to Manager within ninety (90) calendar days after the semi-annual period (or more frequent time period, if required under the guaranty under such loan) and within ninety (90) calendar days after the end of the Common Member’s most recent fiscal year, except that the financial statements described in Section 4.9(i)(2) will be provided when available, unless required earlier under a loan, (ii) certified by an officer of Common Member as a true, accurate and fair representation of the information provided in the financial statement or other document provided under this Section 4.9(i), and (iii) accompanied by a summary of the applicable financial covenants in the guaranty under such loan.

ARTICLE V

CAPITAL

Section 5.1. Capital Contributions Initial Capital Contributions; Contributions for Project Costs.

(a)

Capital Contributions Generally. Common Member may (but, except as expressly provided herein, shall not be obligated to) make additional capital contributions to the Company (“Additional Capital Contributions”).

(b)

Contribution by PE Member. PE Member shall contribute the PE Contribution. In exchange for the PE Contribution, PE Member has been issued the PE Member Interest in the Company, which PE Member Interest shall have the designation and the relative rights, preferences, limitations and restrictions specified in this Agreement and the other Transaction Documents, and PE Member is hereby admitted as PE Member of the Company in accordance with this Agreement. PE Member shall be a Member of the Company and shall have all of the rights of a Member set forth in, and shall be subject to the terms of, this Agreement. Notwithstanding anything to the contrary set forth in this Agreement or any of the Transaction Documents, PE Member shall not be required or permitted to make any Additional Capital Contributions to the Company.

(c)

Protective Advances by PE Member. If the Company or the Common Member shall fail to pay when due (a) any amounts under the Mortgage Loan Documents or (b) any Taxes or Other Charges, and such failure shall continue for a period of five (5) Business Days after the Common Member’s receipt of written notice thereof from PE Member, then without limiting PE Member’s rights, powers or remedies as provided hereunder, if Common Member does not deliver PE Member notice of evidence satisfactory to PE Member that Common Member has paid such amounts, PE Member may deliver a second notice of its intention to pay such amount(s) and pay the same no earlier than five (5) days after delivery of such notice, but shall have no obligation to pay or cause the payment of such amounts, Taxes or Other Charges and all costs, expenses, liabilities, penalties, and fines PE Member incurred or paid in connection therewith shall be deemed a loan by PE Member to the Company (a “Protective Advance”), which Protective

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Advance shall bear interest at the Default Rate and Common Member shall reimburse PE Member the amount of such Protective Advance within ten (10) days of demand. Notwithstanding anything to the contrary herein, to the extent that the PE Member contributes any funds to the Company at any time after the occurrence and continuation of an Event of Default in respect of any costs and expenses of the Company, Property Owner or the Project, all such amounts shall, from and after the date of payment by the PE Member, also constitute “Protective Advances” hereunder.

(d)	Intentionally omitted.

(e)

Reallocations. Advances by PE Member from the line item allocation identified as “Contingency” or similar in the Capital Budget (the “Contingency Allocation”) may, in PE Member’s reasonable discretion, be made to pay future unanticipated or contingent costs and expenses of renovating the Project and such other future unanticipated or contingent costs or expenses with respect to the Project including, without limitation, cost overruns approved by PE Member in its reasonable discretion, unforeseen conditions and changes in the Plans (to the extent constituting Permitted Changes) or the Construction Contract (to the extent such changes are allowed under this Agreement). Absent PE Member’s election to do otherwise, the Contingency Allocation amount shall only be advanced as follows: (i) no more than fifty percent (50%) of the contingency line item shall be advanced until renovation of the Improvements is at least fifty percent (50%) complete (according to the Inspecting Person); (ii) no more than seventy-five percent (75%) of the contingency line item shall be advanced until renovation of the Improvements are at least seventy-five percent (75%) complete (according to the Inspecting Person); and (iii) the remaining twenty-five percent (25%) of the contingency line item shall not be advanced until after the renovation of the Improvements are greater than seventy-five percent (75%) complete (according to the Inspecting Person). Furthermore, Advances by PE Member from the Contingency Allocation shall be made to Company not more frequently than one (1) time per month contemporaneously with the time of a CapEx Reserve Advance hereunder.

(f)

Benefit of Obligations. Any obligation of the Members to make capital contributions hereunder shall not inure to the benefit of any Person other than the Company and the Members. The right to make calls for Additional Capital Contributions is a personal right that may be exercised by the Common Member only.

(g)

Withdrawal of Capital. Except as specifically provided herein, no Member may contribute capital to, or withdraw capital from, the Company without the Approval of the Manager and subject to the Act. To the extent any monies that any Member is entitled to receive pursuant to Article VII or any other provision of this Agreement would constitute a return of capital, each of the Member hereby consents to the withdrawal of such capital.

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(h)

Member Loans. Except as provided in Section 5.1(c), no loan shall be made by a Member to the Company without the prior Approval of PE Member and Common Member; provided that no loans may be made to the Company that would cause any income allocated to PE Member under this Agreement to be considered unrelated business taxable income to any member or partner of PE Member within the meaning of Sections 512 through 514 of the Code or if any loan would cause any direct or indirect member or partner in PE Member to be treated as holding a security described in Section 856(c)(4)(B)(iv)(III) of the Code. Loans by any Member to the Company shall not be considered contributions to the capital of the Company and shall not increase the Capital Account of the lending Member.

Section 5.2. CapEx Reserve Advances.

(a)

Upon the Effective Date, a portion of the PE Contribution in an amount equal to $10,645,438.00 (“CapEx Reserve”) shall be held back by PE Member (“CapEx Reserve Account”) which funds shall earn a Preferred Accrued Return. On the Effective Date an amount equal to $754,562.00 shall be funded to Common Member and applied to the replacement reserve required under the Mortgage Loan (the “Replacement Reserve”). All funds drawn from the Replacement Reserve must be used to pay for capital expenditures pursuant to the Approved Capital Budget. Common Member or Manager may request an advance of funds from the CapEx Reserve for capital expenditures for renovations of the Improvements at the Project (“CapEx Reserve Advance(s)”) subject to the prior or simultaneous occurrence or satisfaction (or waiver in writing by PE Member) of each of the Conditions to CapEx Reserve Advance and in accordance with the Approved Capital Budget. All funds advanced from the CapEx Reserve Account shall, on the date of such Cap Ex Reserve Advance, earn a Preferred Return. Neither the Company nor any Member shall permit the CapEx Reserve, any portion thereof or any earnings thereon to be pledged to any Mortgage Lender or otherwise encumbered for the benefit of any third party. The CapEx Reserve shall be maintained by PE Member until such time as the Mandatory Redemption Date at which time any unfunded amount in the Cap Ex Reserve shall be deemed fully funded and shall be credited against the Preferred Equity Redemption Amount on the Mandatory Redemption Date Upon Completion of the Construction Work, any remaining funds in the CapEx Reserve Account shall be transferred to the Interest Reserve Account.

(b)

Each Draw Request shall set forth the date on which funds are to be contributed which shall be at least ten (10) Business Days after the date on which the Draw Request is received by the PE Member upon satisfaction or waiver of each of the Conditions to CapEx Reserve Advances, as determined by PE Member in its reasonable discretion.

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(c)	Each Draw Request shall be for an amount no less than $100,000, and no more than one Draw Request shall be submitted to PE Member in a calendar month.

(d)

Each CapEx Reserve Advance received by the Company will be held for the purpose of paying the cost of renovations of the Improvements and related non-construction costs related to the Project as provided for herein. Manager will apply the same promptly to the payment of the costs and expenses for which each CapEx Reserve Advance is made and will not use any part thereof for any other purpose.

(e)

Outside Draw Date. PE Member shall not be obligated to advance any CapEx Reserve Advance after the Outside Draw Date. Any unfunded CapEx Reserve Advance after the Outside Draw Date shall remain in the CapEx Reserve Account over which PE Member shall have sole dominion and control, which funds shall earn Preferred Return and Preferred Accrued Return and may be used by PE Member if they choose to perform the Construction Work.

(f)

Retainage. If required by PE Member, an amount equal to the greater of (i) ten percent (10%) of the hard costs of renovations of the Improvements and (ii) the actual retainage required under a contract shall be retained by PE Member and shall be paid over by PE Member to Company, provided that no lien claims are then filed against the Project (which are not contested items, as permitted under the Mortgage Loan Documents), when each subcontractor, if any, has completed its work and provided final unconditional (subject only to payment) lien waivers with respect thereto.

(g)

Shortfall. In the event of a shortfall in the CapEx Reserve to complete the renovations of the Improvements for the Project, as determined by PE Member, Reserve Indemnitor shall fund any shortfall into the CapEx Reserve Account within ten (10) days of written notice from PE Member, failure to fund shall be an Event of Default.

(h)	Joinder. By execution of that certain Joinder attached hereto as Exhibit C, Reserve Indemnitor acknowledges and agrees to the obligations set forth in Section 5.2.

Section 5.3. Interest Reserve Advances.

(a)

On the date hereof, PE Member shall deposit the amount of $750,000.00 (the “Interest Reserve”) from the proceeds of the PE Contribution into an account (“Interest Reserve Account”) over which PE Member shall have sole dominion and control, which funds shall earn a Preferred Return and a Preferred Accrued

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Return. To the extent amounts distributable pursuant to Section 7.2 are insufficient to pay the Monthly Distributions of Preferred Return on the Preferred Investment Balance calculated at the Preferred Return Rate (Deferred Pay) to PE Member under Section 7.2, funds in the Interest Reserve shall be applied to the Monthly Distributions of Preferred Return on the Preferred Investment Outstanding Balance calculated at the Preferred Return Rate (Deferred Pay) on each Distribution Date in an amount sufficient to pay in full the Monthly Distributions of Preferred Return on the Preferred Investment Balance calculated at the Preferred Return Rate (Deferred Pay) (“Interest Reserve Advance(s). The Interest Reserve shall be maintained by PE Member until such time as the Mandatory Redemption Date, and the amount therein shall be credited against the Preferred Equity Redemption Amount on the Mandatory Redemption Date.

(b)

Shortfall. In the event PE Member determines a shortfall in the Interest Reserve to pay the Monthly Distributions of Preferred Return on the Preferred Investment Outstanding Balance calculated at the Preferred Return Rate (Deferred Pay) to PE Member, Reserve Indemnitor shall, within ten (10) days of written notice from PE Member (i) fund any shortfall into the Interest Reserve Account or (ii) pay PE Member the deficient Monthly Distributions of Preferred Return on the Preferred Investment Balance calculated at the Preferred Return Rate (Deferred Pay) due to PE Member, failure to fund such amount shall be an Event of Default.

(c)	Joinder. By execution of that certain Joinder attached hereto as Exhibit C, Reserve Indemnitor acknowledges and agrees to the obligations set forth in Section 5.3.

Section 5.4. No Further Contributions. Other than as set forth in Section 5.1 the Members shall not be required to contribute additional capital to the Company.

ARTICLE VI

ALLOCATIONS

Section 6.1. Allocation of Net Profit and Net Loss. Except as otherwise provided in this Agreement, Net Profit and Net Loss of the Company shall be allocated between the Members in a manner such that, after giving effect to the special allocations set forth in Sections 6.3 and 6.4, the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Members pursuant to Section 7.4 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 7.4 to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain, computed immediately prior to the hypothetical sale of assets.

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Section 6.2. Allocations of Net Profit or Net Loss for the Taxable Year of Liquidation of the Company. Notwithstanding the other provisions of this Article VI (other than Section 6.7 but after application of Sections 6.4), the Net Profit (or items of Net Profit) or Net Loss (or items of Net Loss) of the Company for the taxable year of liquidation of the Company shall be allocated (and such allocations shall be taken into account in determining the final liquidating distributions of the Company), to the extent possible, in a manner such that the Capital Account of each Member immediately prior to the final liquidating distribution is equal to the amount that would be distributable to such Member under Section 7.4. To the extent that the Capital Account of a Member is not equal to the amount that would be distributable to such Member under Section 7.4, income, gain, loss, deduction or credit or portions of such items, for the year of liquidation and, if necessary for prior years, to the extent allowed by law, will be allocated in such a manner so that the Capital Account of the Member is equal to the amount that would be distributable to such Member under Section 7.4.

Section 6.3. Limitation on Allocation of Net Loss. Notwithstanding the provisions of Section 6.1, if the amount of Net Loss for any Adjustment Period that would otherwise be allocated to a Member under Section 6.1 would cause or increase an Adjusted Capital Account Deficit of such Member as of the last day of such Adjustment Period, then a proportionate part of such Net Loss, equal to such excess shall be allocated to the other Member (except to the extent such allocation would cause the other Member to have an Adjusted Capital Account Deficit), and the remainder of such Net Loss, if any, shall be allocated to such Member.

Section 6.4. Special Allocations. The following special allocations shall be made in the following order before allocations of Net Profit or Net Loss are made:

(a)

Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement to the contrary, if in any Adjustment Period there is a net decrease in Company Minimum Gain, then each Member shall first be allocated items of Gross Income for such Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain,; provided, however, if there is insufficient Gross Income in an Adjustment Period to make that allocation for all Members for such Adjustment Period, Gross Income shall be allocated between the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for such Adjustment Period.

(b)	Intentionally omitted.

(c)

Qualified Income Offset. After application of Sections 6.4(a) and 6.4(b), if in any taxable year a Member unexpectedly receives any adjustment, allocation or distribution described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and if the Member has an Adjusted Capital Account Deficit, items of Gross Income shall be allocated to the Member in the amount and in the manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as

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possible; provided, however, that an allocation pursuant to this Section 6.4(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.4(c) were not in this Agreement.

(d)

Gross Income Allocation. If a Member has an Adjusted Capital Account Deficit at the end of any Adjustment Period, items of Gross Income shall be allocated to the Member in the amount and in the manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation under this Section 6.4(d) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in Sections 6.1-6.4 have been tentatively made as if Section 6.4(c) and this Section 6.4(d) were not in this Agreement.

(e)	Company Nonrecourse Deductions. Company Nonrecourse Deductions for any Adjustment Period shall be allocated among the Members in proportion to their respective Primary Sharing Ratios.

(f)	Intentionally omitted.

(g)

Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Section 734(b) or 743(b) of the Code, is required, pursuant to Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Members in proportion to their respective Primary Sharing Ratios (in the event Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies) or to the Member to whom such distribution was made (in the event Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

Section 6.5. Tax Allocations – Code Section 704(c).

(a)

Except as provided in subsections (b) and (c) of this Section 6.5 or as otherwise required by the Code or Regulations, solely for federal income tax purposes, items of taxable income, gain, loss and deduction of the Company for each Adjustment Period shall be allocated among the Members in the same manner as each correlative item of income, gain, loss and deduction, as determined for Capital Account purposes, is allocated pursuant to Sections 6.1-4.

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(b)

In accordance with Section 704(c) of the Code and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated, solely for tax purposes, among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Book Value of the property. Any elections or other decisions relating to allocations under this Section 6.6 shall be made in any manner that Manager determines reasonably reflects the purpose and intention of this Agreement.

(c)

If the Book Value of any asset of the Company is adjusted pursuant to paragraph (b) of the definition of Book Value, subsequent allocations of income, gain, loss and deduction for tax purposes with respect to such asset shall take account of any variation between the Book Value of such asset immediately prior to such adjustment and the Book Value of such asset immediately after such adjustment, in the same manner as under Section 704(c) of the Code and the applicable Treasury Regulations.

Section 6.6. Other Allocation Rules; Intent of the Members. For purposes of determining the Net Profit, Net Loss, or any other item allocable to any period, Net Profit, Net Loss, and any such other item shall be determined on a daily, monthly, or other basis, as determined by Manager using any permissible method under Section 706 of the Code and the related Regulations. Furthermore, the Members hereby acknowledge and agree that they intend to (and shall) treat (i) the Company as a partnership for federal income tax purposes, and (ii) each Member as a “tax partner” of the partnership referred to in the foregoing clause (i) for federal income tax purposes.

Section 6.7. Compliance with Code Section 704(b). It is the intent of the Members that the allocations of Net Profit, Net Loss and portions of such items are in accordance with the “partners’ (i.e., the Members’) interests in the partnership (i.e., the Company)” within the meaning of Section 704 of the Code and the Regulations or similar authority promulgated under the Code or Regulations. The allocations set forth in this Agreement shall be interpreted consistently with such intent, and shall be amended, if necessary, in order to accomplish this purpose.

Section 6.8. Tax Withholding. The Company is authorized to pay, on behalf of any Member, any amounts to any federal, state or local taxing authority, as may be necessary for the Company to comply with tax withholding provisions of the Code or of any applicable state or local tax laws, rules or regulations. To the extent the Company pays any such amounts that it may be required to pay on behalf of a Member, such amounts shall be treated as a cash distribution to such Member and shall reduce the amount of Operating Cash Flow or Extraordinary Cash Flow, as applicable, otherwise distributable to such Member. If the Company is obligated to pay any amount of an imputed underpayment within the meaning of Section 6225(b) of the Code, as amended by the Bipartisan Budget Act of 2015, that is attributable to amounts that should have been allocated to a Member for the applicable tax year, then, in addition to, and without limiting any indemnities for which such Member may be liable under this Agreement, such Member shall indemnify and hold harmless the Company in respect of such payment, including interest and penalties.

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ARTICLE VII

DISTRIBUTIONS

Section 7.1. Initial Distributions. On the date hereof, PE Member shall be paid by the Company an amount equal to its PE Member Costs. The payments to be made to PE Member on the date hereof pursuant to this Section 7.1 shall not be deemed to be a distribution hereunder, nor shall such payments to PE Member be deemed to be a return to PE Member of a portion of its PE Contribution.

Section 7.2. Monthly Distributions. Subject to Section 7.4, and until Redemption in Full of PE Member, Available Cash shall be distributed by the Manager, on behalf of the Company, in arrears, to the Members on each Distribution Date commencing after the Effective Date in the following order and priority (“Monthly Distributions”):

(a)

First, to the PE Member until PE Member has received an amount equal to all Protective Advances made by PE Member and any accrued Default Interest thereon, it being agreed that all such Distributions shall be applied first to the payment of the Default Interest and then to the return of the Protective Advances;

(b)

Second, to PE Member until it has received an amount equal to the current Preferred Return on the Preferred Investment Outstanding Balance calculated at the Preferred Return Rate (Current Pay) for such month (in arrears);

(c)

Third, to PE Member until it has received an amount equal to the current Preferred Return on the Preferred Investment Outstanding Balance calculated at the Preferred Return Rate (Deferred Pay) for such month (in arrears);

(d)	Fourth, to PE Member in respect of the payment of all accrued but unpaid Preferred Return on the Preferred Investment Outstanding Balance; and

(e)	Fifth, the remainder, if any, to the Common Member.

THE AMOUNTS PAYABLE TO PE MEMBER PURSUANT TO SECTION 7.2(a) AND (b), ABOVE, SHALL BE PAID BY THE COMPANY AND/OR COMMON MEMBER TO PE MEMBER IRRESPECTIVE OF ANY INSUFFICIENCY OF AVAILABLE CASH ON THE SUBJECT DISTRIBUTION DATE, OR OTHERWISE. IN ADDITION, ALL AMOUNTS DISTRIBUTED PURSUANT TO THIS SECTION 7.2 SHALL NOT INCLUDE DISTRIBUTIONS WITH RESPECT TO THE PREFERRED ACCRUED RETURN.

Section 7.3. Distributions of Available Cash after an Event of Default. Upon the occurrence and during the continuance of any Event of Default, after the expiration of any applicable notice and cure periods, all Available Cash shall thereafter be distributed by Manager in the manner and priority set forth in Section 7.4 hereof.

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Section 7.4. Cash From Capital Transaction Distributions; Distributions after an Event of Default. All (x) Cash From Capital Transactions, which shall be distributed on the day of receipt of such funds, and (y) Available Cash, cash in any Reserve and proceeds of all Reserves, from and after the occurrence and during the continuance of an Event of Default, after the expiration of any applicable notice and cure periods, shall be distributed as follows:

(a)

First, to the PE Member until PE Member has received an amount equal to all Protective Advances made by PE Member and any accrued Default Interest thereon, it being agreed that all such Distributions shall be applied first to the payment of the Default Interest and then to the return of the Protective Advances;

(b)

Second, to PE Member in payment of all amounts required to be paid to PE Member in order to effect a Redemption in Full of the PE Member Interest including, but not limited to, any accrued and unpaid Preferred Return and Preferred Accrued Return (but without duplication of any amounts pursuant to clauses (b) and (c), inclusive of this Section 7.4); and

(c)	Third, the remainder, if any, to Common Member.

Section 7.5. In-Kind Distribution. Except as otherwise provided in this Agreement, assets of the Company (other than cash) shall not be distributed in kind to the Members unless Approved by all Members. If any assets of the Company are distributed to the Members in kind, such assets shall be valued on the basis of the fair market value of such assets on the date of distribution, and any Member entitled to any interest in such assets shall receive such interest as a tenant-in-common with the other Member. The fair market value of such assets shall be determined by an independent appraiser Approved by all Members.

Section 7.6. Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their interest in the Company if such distribution would violate the Act or any other applicable law.

Section 7.7. Distributions in Liquidation. Subject in all cases to the Act, including Section 18-804 of the Act, except as provided in Section 3.7, Section 4.9 or Article X, distributions in connection with the liquidation and winding up of the Company shall be made in the following order of priority:

(a)

to the satisfaction of creditors, whether by payment or reasonable provision for payment, in the order of priority as provided by law, except to Members on account of their Capital Contributions or the PE Member Interest;

(b)

to the payment of accrued and unpaid principal and interest on any loans made by Members to the Company, to the extent such loans are permitted hereunder, pro rata in the ratio of the amounts outstanding;

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(c)	in accordance with the provisions of Section 7.4, to the extent not already satisfied under Section 7.7(a) above; and

(d)	to the Common Member.

ARTICLE VIII

TRANSFER OF MEMBERSHIP INTERESTS

Section 8.1. Restrictions on Transfer of Membership Interests.

(a)

Except as otherwise permitted in this Article VIII, prior to a Redemption in Full, Common Member shall not sell, transfer, assign, convey or otherwise dispose of or subject to a security interest or otherwise charge or encumber, either voluntarily or by operation of law (collectively, “Transfer”), all or any part of its Membership Interest without the prior written approval of PE Member in its sole discretion. Any act in violation of this Article VIII shall, to the fullest extent permitted by law, be null and void ab initio. The approval of any such transaction in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. Notwithstanding anything to the contrary in this Agreement, solely to the extent that the same is expressly permitted by the terms of the Mortgage Loan Documents, the Common Member’s non-controlling constituent members (and specifically excluding Manager) may cause or permit a Transfer respecting all or a portion of its Membership Interest, or any direct or indirect interest therein without the consent of PE Member, but subject to the terms and provisions of the Mortgage Loan Documents (including without limitation provisions thereof relating to notice of Transfers) and David S. Moore shall continue to control Common Member and retain 1.0% direct or indirect ownership interest in Common Member.

(b)

Notwithstanding anything to the contrary in this Agreement, at law or in equity, no Member shall transfer or otherwise deal with any Membership Interest or allow a transfer of any direct or indirect ownership interest in such Member in a way that would cause a default under any agreement to which the Company or Property Owner is a party or by which it is bound.

(c)

The Company shall maintain at its offices a register for the recordation of the name and address of PE Member, and the amounts owing to PE Member pursuant to the provisions of this Agreement from time to time (the “Register”). Any transfer, pledge, sale, conveyance, grant, bargain, pledge or assignment of all or any portion of PE Member’s PE Interest shall be recorded in the Register and upon the admission to the Company of any Person as PE Member in accordance with this Agreement, the Company will observe and consider such Person whose name is recorded in the Register as PE Member for all purposes. The Company shall make the Register, or shall cause the Register to be, available for inspection by PE Member and its agents and representatives at all times upon reasonable prior notice of the intent to so inspect.

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Section 8.2. Permitted Transfers by PE Member. Without the consent of Common Member, (a) PE Member may transfer all or any portion of its Membership Interest to any Affiliate of PE Member, (b) any member or partner of PE Member may transfer all or any portion of its membership interest in PE Member to an Affiliate of PE Member, and (c) any Person that owns an indirect interest in PE Member may transfer all or any portion of such indirect interest; provided that any such Transfers are not in violation of the Mortgage Loan Documents and (d) PE Member may effect any other transfers permitted under the Mortgage Loan Documents with respect to the PE Member. Following the occurrence of an Event of Default, and after expiration of any applicable notice and cure periods, there shall be no further restrictions of any nature whatsoever upon the ability of the holder of the PE Member Interest to effect a Transfer of all or any portion of such PE Member Interest, nor shall PE Member have any obligation to notify Common Member or any other Person of any Transfer of the PE Member Interest.

Section 8.3. Admission of Transferee as Substituted Member. In the event any Member Transfers its Membership Interest in compliance with the other provisions of this Article VIII, the transferee thereof shall have the right to become a substituted Member of the Company only upon satisfaction of the following:

(a) the transferring Member and its transferee execute such instruments as any other Member deems reasonably necessary or desirable to effect such substitution;

(b) the transferee of any Member’s Membership Interest accepts and agrees in writing to be bound by all of the terms and provisions of this Agreement; and

(c) such transferee pays a transfer fee to the Company which is sufficient to cover all reasonable expenses, including, without limitation, reasonable attorneys’ and accountants’ fees, transfer taxes and reasonable expenses incurred by the Company or its Members in connection with the admission of such Person as a Member, including, without limitation, the amendment to this Agreement.

Each Member may waive (as to any other Member) any or all of the conditions set forth in this Section 8.3.

Section 8.4. General Transfer Provisions(d) .

(a) Notwithstanding anything to the contrary contained in this Agreement, any permitted Transfer of a Membership Interest by a Member shall be made in full compliance with all Legal Requirements applicable to such Transfer, including the Securities Act. In the event that any filing, application, approval or consent is required in connection with any such Transfer, the transferring Member shall promptly make such filing or application or obtain such approval or consent, at its sole expense, and shall reimburse the non-transferring Members for any costs or expenses (including reasonable attorneys’ fees) incurred by such Members in connection with any filing, application, approval or consent.

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(b) Notwithstanding any Transfer made pursuant to this Article VIII but subject to the limitations expressly stated in this Agreement, the transferring Member shall remain liable for all of the obligations and liabilities of the transferring Member under this Agreement, whether accruing prior to, on or from and after the date of such Transfer until the transferee is admitted as a substitute Member.

(c) The Company, each Member and any other Person or Persons having business with the Company, need deal only with Members who are admitted as Members or as substituted Members of the Company, and they shall not be required to deal with any other Person by reason of Transfer by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement or applicable law. In the absence of the substitution (as provided herein) of a Member for a transferring or a deceased Member, any payment to a Member or to a Member’s executors or administrators shall acquit the Company and the Members of all liability to any other Persons who may be interested in such payment by reason of an assignment by, or the death of, such Member.

(d) Unless and until a transferee is admitted as a substituted Member, the transferee shall be entitled only to allocations and distributions with respect to the transferred Membership Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall have no right to exercise any of the powers, rights, and privileges of a Member hereunder.

Section 8.5 Tax Allocations and Cash Distributions. If a Membership Interest is Transferred, the Gross Income, Net Profit or Net Loss or other items of income, gain, loss or deduction allocable to the holder of such Membership Interest for the then current Adjustment Period shall be allocated proportionately between the transferor and the transferee based upon the number of days during such current Adjustment Period for which each party was the owner of the transferred Membership Interest. However, if such parties agree that such Gross Income, Net Profit or Net Loss (or other items) are to be allocated based upon an interim closing of the Company’s books, and such parties agree to pay all expenses incurred by the Company in connection with such interim closing and so notify the non-transferring Member, then all such Gross Income, Net Profit or Net Loss (or other items) shall be allocated between the transferor and transferee based upon an interim closing of the Company’s books and records. The transferor shall be entitled to all cash distributed by the Company on or prior to the date of Transfer and the transferee shall be entitled to all cash distributed by the Company after the date of Transfer.

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ARTICLE IX

TERMINATION OF THE COMPANY

Section 9.1. Events of Dissolution. The Company shall dissolve as provided in Section 2.6; provided the Company shall not be dissolved but shall continue if the Company is continued pursuant to the Act.

Section 9.2. Effect of Dissolution. Upon dissolution of the Company pursuant to Section 9.1, the Company shall not terminate but shall continue solely for the purposes of winding-up its affairs and liquidating all of the assets owned by the Company (until all such assets have been sold or liquidated) and collecting the proceeds from such sales and all receivables of the Company until the same have been collected or written off as uncollectible. Upon dissolution, the Company shall engage in no further business thereafter other than that necessary to cause the Project to be operated on an interim basis and for the Company to collect its receivables, liquidate its assets and pay or discharge its liabilities all in accordance with the Act, this Agreement and applicable law.

Section 9.3. Sale of Assets by Liquidating Section 9.4.

(a)

Upon dissolution of the Company, the “Liquidating Trustee” shall proceed diligently to wind up the affairs of the Company and apply and distribute its assets in accordance with the Act and Section 7.7 of this Agreement and, upon liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, in compliance with the timing requirements of Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations. The Liquidating Trustee shall be Manager or (if Manager declines such role) another Person appointed by the Members. The Liquidating Trustee shall promptly after dissolution obtain an appraisal of the Company Property (if the Company owns the Project at the time of the Company dissolution) by a real estate appraiser who is a member of the American Institute of Real Estate Appraisers and selected by the Liquidating Trustee. All of the Company Property, if any, other than cash, shall be offered promptly for sale upon such terms as the Liquidating Trustee shall reasonably determine, using the appraisal provided for in Section 9.3(a) as a guide. The decision to accept or reject an offer to purchase the Company Property shall be made solely by the Liquidating Trustee. In winding up the affairs of the Company, the Liquidating Trustee shall pay the liabilities of the Company in such order of priority as provided by law.

(b)

If the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, distributions shall be made pursuant to Section 7.7 in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations. In the discretion of the Liquidating Trustee, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to Section 7.2 may be:

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(1)

distributed to a trust established for the benefit of the Members for the purposes of liquidating Company Property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidating Trustee, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 7.7; or

(2)

withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

(c)

Notwithstanding any other provisions of this Article IX, if the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations but no event resulting in the termination of the Company pursuant to Section 9.1 has occurred, the Project shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all its assets and liabilities to a new partnership in exchange for an interest in such new partnership and, immediately after that, the Company shall be deemed to liquidate by distributing interests in the new partnership to the Members.

ARTICLE X

EVENT OF DEFAULT; REMEDIES

Section 10.1. Event of Default. If an Event of Default shall occur, PE Member shall have the remedies set forth below in addition to all other rights and remedies provided in this Agreement or otherwise available at law or in equity. All such remedies and rights shall be cumulative, and the exercise of one or more remedies shall not prejudice or waive the exercise of any other remedies.

Section 10.2. Rights of PE Member upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default while Common Member or its Affiliate is Manager, and after expiration of all applicable notice and cure periods, the provisions of this Section 10.2 shall apply and PE Member shall have, in addition to any other rights and remedies available to it under this Agreement or otherwise at law or in equity, (i) the rights and remedies set forth in this Section 10.2, Section 10.6 and in Section 7.5 and/or (ii) the right to declare that the Mandatory Redemption Date shall have occurred as of the date of the occurrence of the

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Event of Default or at any time thereafter; provided, however, after the Redemption Lockout Date, in lieu of PE Member exercising its rights as set forth in this Section 10.2, Common Member shall have the right to cause the redemption of PE Member by paying the Redemption Amount in Full (including the Exit Fee, if applicable, and all fees and expenses due) upon written notice to PE Investor of such election by Common Member within ten (10) Business Days of such Event of Default and payment of all such amounts set forth above within thirty (30) days after the Event of Default.

(a)

Upon the occurrence of an Event of Default, and after expiration of all applicable notice and cure periods, the following provisions shall apply and Manager shall use its best efforts to give effect to such provisions and shall cooperate fully with PE Member in the implementation thereof:

For purposes of determining the Preferred Return and the Preferred Accrued Return, the applicable Preferred Return and Preferred Accrued Return shall be calculated at the Default Rate;

PE Member may deliver to Manager a notice (a “Removal Notice”) providing for the removal and replacement of Manager as manager of the Company, in which event the provisions of Section 10.3 shall also be applicable;

PE Member shall have the unilateral right and full Company power and authority to do any or all of the following:

solely if the Event of Default is a Mortgage Loan Event of Default which (i) arises from Property Owner’s failure to satisfy all of its outstanding obligations under the Mortgage Loan Documents upon the maturity of the Mortgage Loan, and/or (ii) has resulted in Mortgage Lender accelerating the Mortgage Loan and such acceleration is continuing, PE Member shall have the unilateral right and full Company power and authority to cause the Company to cause Property Owner and the other Company Subsidiaries to refinance the Mortgage Loan on the then prevailing market terms and conditions as PE Member may determine in its sole discretion;

control any and all litigation in which the Company, Property Owner or any other Company Subsidiary is involved, whether the same was commenced by the Company or the Company, Property Owner or any other Company Subsidiary has been named as a defendant in such action, including, without limitation, any action commenced by Mortgage Lender, which right to control shall include the right to select legal counsel to represent the Company, Property Owner or any other Company Subsidiary and the right to make all decisions relating to the prosecution or defense of all claims by or against the Company, Property Owner or any other Company Subsidiary and the right to settle, compromise, restructure, modify, amend, refinance or contest the Mortgage Loan;

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make all decisions, including the Major Decisions, with respect to the Company, the Company Property, Property Owner, the Project or any other Company Subsidiary, in its sole and absolute discretion and without the vote or approval of Common Member;

in accordance with the Mortgage Loan Documents, terminate the Property Management Agreement and replace the Property Manager with a property manager acceptable to PE Member in its sole and absolute discretion (which replacement manager(s) may be an Affiliate of PE Member) (a “Management Termination Notice”); and

PE Member shall have the unilateral right and full Company power and authority to control all Available Cash and Cash From Capital Transactions and all bank accounts maintained by the Company, Property Owner or any other Company Subsidiary not already controlled by PE Member and, at PE Member’s option, PE Member or its designee shall become the sole signatory on all such accounts and Manager shall be removed therefrom as an authorized signatory, provided the same does not constitute a Mortgage Loan Event of Default or an event that with the giving of notice or passage of time or both would constitute a Mortgage Loan Event of Default. In furtherance of the foregoing, PE Member shall have the right to open one or more accounts, in the name of the Company, over which accounts PE Member shall have sole dominion and control.

(b)

(1) Without limiting the generality of the other provisions of this Agreement, (x) upon the occurrence of a Mortgage Loan Event of Default which (i) arises from Property Owner’s failure to satisfy all of its obligations under the Mortgage Loan Documents, and/or (ii) has resulted in Mortgage Lender accelerating the Mortgage Loan and such acceleration is continuing, Common Member hereby expressly agrees that PE Member shall have the immediate right, without prior notice to Common Member, but shall be under no obligation, to pay all or any part of the Mortgage Loan and any other sums that are then due and payable, and (y) upon the occurrence and during the continuance of (or the occurrence of an event that with the giving of notice or passage of time or both would constitute) a Mortgage Loan Event of Default, cause Property Owner and any other Company Subsidiary to perform any act or take any action as may be appropriate, to cure or, if the same is imminent, to prevent the occurrence of, any Mortgage Loan Event of Default. All sums so paid and the costs and expenses incurred by PE Member in exercising its rights under this Section 10.2(b)(1) (including attorneys’ fees) shall be deemed Protective Advances.

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(2)

The Company indemnifies PE Member from and against all Losses which may be imposed on, incurred by or asserted against PE Member as a result of the foregoing actions, other than as a result of PE Member’s gross negligence or willful misconduct or a PE Member Caused Default. PE Member shall have no obligation to Common Member, Manager, Property Owner or any other Company Subsidiary to make any such payment or performance. Neither Manager nor Common Member shall impede, interfere with, hinder or delay, and shall not permit Property Owner or any other Company Subsidiary to impede, interfere with, hinder or delay, any effort or action on the part of PE Member to cure any Mortgage Loan Event of Default.

If PE Member shall receive a copy of any notice of a Mortgage Loan Event of Default (or any event that with the giving of notice or the passage of time, or both, would constitute a Mortgage Loan Event of Default) from Mortgage Lender or Manager, PE Member shall be entitled to rely on such notice in any action taken or omitted to be taken by PE Member in good faith in reliance thereon in accordance with the terms of this Agreement.

Section 10.3. Removal. If PE Member delivers a Removal Notice to Manager pursuant to Section 10.2, the provisions of this Section 10.3 shall apply.

(a)

Procedure. The Removal Notice shall specify with particularity the basis for the same and, outside of exigent circumstances, shall become effective ten (10) days following delivery of the Removal Notice.

(b)

Effect of Removal Notice. If a Removal Notice is served upon Manager, then the following shall occur: PE Member, by written notice to Manager, shall be entitled to designate a controlled Affiliate of PE Member (“Designee”) to be designated as Manager of the Company (and in connection therewith, PE Member may Transfer any portion of its Interest in the Company to Designee), with all the power and authority previously possessed by Manager under this Agreement, and effective immediately upon the designation of such Designee, Manager or an Affiliate thereof or of Common Member shall no longer be Manager (the “Removal”) and shall instead be a Member with no power, authority or right to vote, approve or act for or bind the Company, Property Owner or any other Company Subsidiary with respect to any matter in connection therewith or their respective operations, including, without limitation, any Major Decision.

(c)

Any sums distributable or payable to Common Member shall be offset against any actual damages or payments due PE Member from Common Member or its Affiliates (i) under this Agreement, and/or (ii) under the Indemnity, and shall be paid instead to PE Member in such order as PE Member shall determine in its sole and absolute discretion.

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(d)

Common Member shall execute and acknowledge any required amendments to this Agreement reflecting the foregoing, in such form and content as PE Member may reasonably prescribe to effectuate the intent of this Section 10.3 and in furtherance thereof, to the fullest extent permitted by law, if Common Member shall fail to so execute any such required amendments within five (5) days’ written notice from PE Member, then Common Member hereby irrevocably and unconditionally constitutes and appoints PE Member and Designee its attorney-in-fact, coupled with an interest, to execute on behalf of the applicable Common Member all such amendments in the place and stead of the applicable Common Member with the same force and effect as if executed thereby.

(e)	Nothing in the Removal Notice or the foregoing provisions of this Section 10.3 shall be deemed to limit the obligations of Common Member under this Agreement.

(f)

PE Member shall cause to be executed the Replacement Guaranty (as defined in the Mortgage Loan Documents) pursuant to the Mortgage Loan Documents and shall otherwise comply in all respects with the “Preferred Equity Control Take-Over Transfer” as set forth in the Mortgage Loan Agreement and shall reasonably cooperate with the Carve-Out Guarantor in connection with a request for the Mortgage Lender to release the Carve-Out Guarantor of its obligations under the Mortgage Loan Documents solely as to events first arising on or after the of the Removal Notice and not otherwise caused by the Property Owner or the Carve-Out Guarantor.

(g)

PE Member shall have the right to terminate the Property Management Agreement, whereupon Common Member shall request and use good faith efforts to cause the Property Manager to cooperate with PE Member in the transition of the management and renovations of the Improvements at the Project.

Section 10.4. Termination of Fees. If an Event of Default by Common Member shall occur and continue, PE Member shall have the right to terminate any Affiliate Agreements and all fees due and payable from and after termination of the Affiliate Agreements payable to Common Member or Property Manager by the Company, Property Owner, Manager, PE Member or any Affiliate of such Persons in accordance with the terms of the respective Affiliate Agreement.

Section 10.5. Right of Offset. If an Event of Default by Common Member shall occur and continue, Manager shall have the right to cause the Company to withhold any distributions, or payments of money, by the Company, Manager or PE Member to Common Member or any Affiliate until such time as the Event of Default may be cured. PE Member or Common Member may apply such withheld amounts to cure (partially or fully) such Event of Default and/or pay any related Losses (including those incurred by the Company, Manager, or PE Member).

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Section 10.6. Other Remedies. PE Member may, subject to the terms and conditions of the Reserve Indemnity, upon and Event of Default or failure to Complete the renovation Improvements by the Completion Date, cause the renovations to the Improvements to be completed and may enter upon the Project and construct, equip and complete the Improvements in accordance with the Plans, with such changes therein as PE Member may, from time to time, and in its reasonable discretion, deem appropriate. In connection with any construction of the improvements undertaken by PE Member pursuant to the provisions of this subsection, PE Member may:

use any funds of Company, including any balance which may be held by PE Member as security or in escrow, and any CapEx Reserve Advance funds remaining unfunded; employ existing contractors, subcontractors, and the like, or terminate the same and employ others;

to the extent reasonably necessary under the circumstances, employ security watch persons to protect the Project;

make such additions, changes and corrections in the Plans as shall, in the reasonable discretion of PE Member, be necessary or desirable and are consistent with written recommendations made by applicable professionals;

execute all applications and certificates on behalf of Property Owner which may be required by any Governmental Authority or Legal Requirement or contract documents or agreements;

pay, settle or compromise all existing or future bills and claims which are or may be liens against the Project, or may be necessary for the Completion of the Improvements or the clearance of title to the Project, including, without limitation, all taxes and assessments;

prosecute and defend all actions and proceedings in connection with the construction of the Improvements or in any other way affecting the Project and the Improvements; and

take such other action hereunder, or refrain from acting hereunder, as PE Member may, in its sole and absolute discretion, from time to time determine, and without any limitation whatsoever, to carry out the intent of this Section 10.6.

Section 10.7. Cumulative Remedies. Subject to the terms hereof, PE Member’s right to deliver a Removal Notice pursuant to Section 10.2 and the attendant rights under Section 10.3 and Section 10.6 shall be in addition to, and not in lieu of, any other remedy available to PE Member or the Company at law or, to the fullest extent permitted by law, in equity (including, without limitation, the collection of monetary damages, the enforcement of this Agreement in equity or the appointment of a receiver for all or part of the Company Property or the Project) in the event of a breach by Manager of its obligations under this Agreement; provided, however, that in no event shall Common Member or Manager be liable under this Agreement for any exemplary, punitive, indirect, consequential or special damages.

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ARTICLE XI

SPECIAL PURPOSE ENTITY REQUIREMENTS

Section 11.1. SPECIAL PURPOSE. As of the Effective Date until such time as the Redemption in Full, the Company shall satisfy the following conditions:

(a)

The sole purpose of Company has been, is and will be, to (i) to own and hold 100% of the membership interests of Property Owner and (ii) to be a member of Property Owner and to perform such other activities as may be necessary or advisable in connection therewith. Company has not engaged, and does not and shall not engage, in any business, and it has and shall have no purpose, unrelated to Property Owner. Company has not owned, does not own and shall not acquire, any real or personal property or own assets other than those related to the membership interests of Property Owner and/or otherwise in furtherance of the limited purposes of Company.

(b)

Neither Company, nor Manager, Common Member or any manager or managing member (a “Controlling Entity”) of Company, as applicable, shall have the authority to perform any act in respect of Company in violation of any (a) applicable laws or regulations or (b) any agreement between Common Member and PE Member (including, without limitation, the Transaction Documents).

(c)	Company shall not, while the Preferred Investment Balance is still outstanding and unpaid:

make any loans to any Member, any Affiliate of Common Member or any Affiliate of any Member;

except as expressly permitted by the Transaction Documents, sell, encumber or otherwise transfer or dispose of all or substantially all of the assets of Company (a sale or disposition will be deemed to be “all or substantially all of the properties of Company” if the sale or disposition includes the membership interests of Property Owner or if the total value of the assets sold or disposed of in such transaction and during the twelve months preceding such transaction is sixty six and two thirds percent (66-2/3%) or more in value of Company’s total assets as of the end of the most recently completed fiscal year of Company);

to the fullest extent permitted by law, except as permitted by this Agreement, dissolve, wind-up, or liquidate Company;

unless such transaction results in a Redemption in Full (including through the contribution of equity, by Common Member or any of its Affiliates), merge or consolidate with, or acquire all or substantially all of the assets of, an Affiliate of Company or any other Person;

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change the nature of the business conducted by Company; or

except as permitted by the Transaction Documents or PE Member in writing, amend, modify or otherwise change the single purpose entity requirements of the Certificate of Formation, this Agreement or any other organizational documents of Company.

(d)

Company shall not, and no Member or other Person on behalf of Company shall, without the prior written affirmative vote of one hundred percent (100%) of the Members of Company undertake any Bankruptcy Action with respect to Company.

(e)

Company shall have no indebtedness or incur any liability other than (i) unsecured debts and liabilities for trade payables, equipment leases and accrued expenses incurred in the ordinary course of its business of owning the membership interests of Property Owner; provided, however, that such unsecured indebtedness or liabilities (A) are in amounts that are normal and reasonable under the circumstances, but in no event to exceed one percent (1%) of the amount of the Total Capitalization then outstanding, and (B) are not evidenced by a note and are paid when due, but in no event for more than sixty (60) days from the date that such indebtedness or liabilities are incurred.

(f)

A Bankruptcy Action by or against any partner or Member, as applicable, shall not cause such Member of Company to cease to be a Member of Company and upon the occurrence of such Bankruptcy Action, Company shall continue without dissolution. Additionally, to the fullest extent permitted by law, if any Member of Company ceases to be a Member of Company such event shall not in and of itself dissolve the Company and Company shall continue without dissolution.

(g)

Company shall at all times observe the applicable legal requirements for the recognition of Company as a legal entity separate from any Member or Affiliates of Member, including, without limitation, as follows:

It shall either (A) maintain its principal executive office and telephone and facsimile numbers separate from that of any Affiliate of itself or of any Member and shall conspicuously identify such office and numbers as its own, or (B) shall allocate by written agreement fairly and reasonably any rent, overhead and expenses for shared office space. Additionally, it shall use its own separate stationery, invoices and checks which reflects its name, address, telephone number and facsimile number.

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It shall maintain correct and complete financial statements, accounts, books and records separate from those of any Affiliate of itself or of any Member or any other Person. It shall prepare unaudited quarterly and annual financial statements, and its financial statements shall substantially comply with generally accepted accounting principles.

It shall maintain its own separate bank accounts, payroll and correct, complete and separate books of account.

It shall file or cause to be filed its own separate tax returns, if required to do so.

It shall hold itself out to the public (including any of its Affiliates’ creditors) under its own name and as a separate and distinct Person and not as a department, division or otherwise of any Affiliate of itself or of any Member.

It shall observe all customary formalities regarding its existence, including holding meetings and maintaining current and accurate minute books separate from those of any Affiliate of itself or of any Member.

It shall hold title to its assets in its own name and act solely in its own name and through its own duly authorized officers and agents. No Affiliate of itself or of any Member shall be appointed or act as its agent, other than as a property manager or leasing agent with respect to the Project.

Investments shall be made in its name directly by it (or by PE Member as to any accounts hereunder) or on its behalf by brokers engaged and paid by it.

Except as required by PE Member, it shall not guarantee, pledge or assume or hold itself out or permit itself to be held out as having guaranteed, pledged or assumed any liabilities or obligations of any Member or any Affiliate, nor shall it make any loan, except as permitted in hereunder or in any other Transaction Documents.

It shall not make any distribution or dividend to any Member if doing so would cause it not to be solvent.

Its assets shall be separately identified, maintained and segregated. Its assets shall at all times be held by it (or on its behalf) and if held on its behalf by another Person, shall at all times be kept identifiable (in accordance with customary usages). This restriction requires, among other things, that (A) its funds shall be deposited or invested in its name, (B) its funds shall not be commingled with the funds of any Affiliate of it or of any Member, (C) it shall maintain all accounts in its own name, separate from those of any Affiliate of it or of any Equity Holder, and (D) its funds shall be used only for its business.

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It shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate of itself or of any Member.

It shall pay or cause to be paid its own liabilities and expenses of any kind, including but not limited to salaries of its employees, only out of its own separate funds and assets.

It shall not make any distribution or dividend to any Member if doing so would cause it not to be adequately capitalized to perform its obligations.

It shall not do any act which would make it impossible to carry on its ordinary business.

All data and records (including computer records) used by it or any Affiliate in the collection and administration of any loan shall reflect its ownership interest therein.

None of its funds shall be invested in securities issued by, nor shall it acquire the indebtedness or obligation of, an Affiliate of itself or of a Member.

It shall maintain an arm’s length relationship with each of its Affiliates and may enter into contracts or transact business with its Affiliates only on commercially reasonable terms that are no less favorable to it than is obtainable in the market from a Person that is not an Affiliate of itself or of any Member.

It shall correct any misunderstanding that is known by it regarding its name or separate identity.

(h)	The Membership Interests will not be certificated and the Company shall not “opt in” under Article 8 of the Delaware Uniform Commercial Code.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Notices. All notices required or permitted by this Agreement shall be in writing and may be delivered in person to either party or may be sent by registered or certified mail, with postage prepaid, return receipt requested, or may be sent by Federal Express or other commercial, overnight carrier, and addressed in the case of PE Member to:

[***]

or such other address as shall, from time to time be supplied in writing by any party to the other. Notice properly sent shall be deemed given when received or delivery has been attempted and refused by addressee.

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Section 12.2. Estoppel Certificates. Each Member shall, within twenty (20) days after receipt of the written request of any Member, deliver to the requesting Member a certificate stating (a) whether or not the Company is in full force and effect; (b) that this Agreement has not been modified except by any instrument or instruments identified in said certificate; and (c) that the Member executing such certificate is not aware of any default pursuant to this Agreement by the requesting Member, or if there is such a default, the certificate shall specify the nature and extent of the default.

Section 12.3. Successors and Assigns. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall bind and inure to the benefit of the parties to this Agreement and their respective legal representatives, successors and assigns.

Section 12.4. Waiver of Partition. To the fullest extent permitted by law, unless otherwise expressly authorized in this Agreement, (a) no Member will, either directly or indirectly, take any action to require partition or appraisement of the Company or of any of its assets or properties or cause the sale of any Company Property, and (b) notwithstanding any provisions of applicable law to the contrary, each Member (and its legal representative, successor or assign) irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its interest in, or with respect to any assets or properties of the Company.

Section 12.5. No Oral Modifications; Amendments. No oral amendment of this Agreement shall be binding on the Members and Manager. Any modification or amendment of this Agreement must be in writing signed by all the Members and Manager. No modification or amendment of Section 3.10 or Section 10.3(f) of this Agreement may be made without Mortgage Lender’s express written consent, and the Members and Manager acknowledge and agree that, notwithstanding anything to the contrary contained herein, Mortgage Lender is a third party beneficiary of such restriction and of Sections 3.10 and 10.3(f).

Section 12.6. Captions. Any article, section, paragraph titles or captions contained in this Agreement and the table of contents are for convenience of reference only and shall not be deemed a part of this Agreement.

Section 12.7. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural as the identity of the Person or Persons may in the context require. Any reference to the Code or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned. Unless otherwise specified, all references to “Section” or “Article” contained in this Agreement shall be deemed to refer to sections or articles of this Agreement.

Section 12.8. Invalidity. If any provision of this Agreement shall be held invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

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Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the Members, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. A copy of a party’s signature shall be binding as if it were an original, and there shall be no need for a party to deliver an original signature to this Agreement.

Section 12.9. Further Assurances. The parties to this Agreement agree that they will cooperate with each other and will execute and deliver, or cause to be executed and delivered, all such other instruments, and will take all such other actions, as either party to this Agreement may reasonably request from time to time in order to effectuate the provisions and purposes of this Agreement.

Section 12.10. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware. All actions or proceedings arising in connection with this Agreement shall be tried and litigated in state or federal court located in Houston, Texas. To the extent a Member is not otherwise subject to service of process in the State of Texas, such party shall appoint and maintain an agent in the State of Texas for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and such party agrees that service of process may, to the fullest extent permitted by law, also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made as set forth above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party within the State of Texas.

Section 12.11. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members, and supersedes all prior written and oral statements, with respect to the subject matter of this Agreement.

Section 12.12. Attorneys’ Fees. If any litigation is initiated by any party to this Agreement against another party to this Agreement relating to this Agreement or the subject matter of this Agreement, the party prevailing in such litigation shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs, attorneys’ fees, and litigation expenses incurred in connection with such litigation.

Section 12.13. Limitation of Liability. To the fullest extent permitted by law, in no event shall PE Member’s liability under this Agreement exceed the PE Contribution theretofore contributed by PE Member, and shall be non-recourse to PE Member. To the fullest extent permitted by law, in no event shall Common Member’s liability under this Agreement exceed its interest in the Company, and shall be non-recourse to Common Member.

Section 12.14. Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company, a Member or Manager. No creditor of the Company, a Member or Manager will be entitled to require Manager to solicit or accept any loan or additional capital contribution for the Company or to enforce any right that the Company, a Member or Manager may have against the Company, a Member or Manager, whether arising under this Agreement or otherwise.

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Section 12.15. Waiver of Trial by Jury. THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 12.16. Expenses. The Company covenants and agrees to pay or, if Company fails to pay, to reimburse, PE Member upon receipt of notice and appropriate supporting documentation in the form of receipts or invoices from PE Member for all reasonable and documented third party costs and expenses (including attorneys’ fees and disbursements) incurred by PE Member in connection with (a) the preparation, negotiation, execution and delivery of, this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Common Member (including, without limitation, any opinions requested by PE Member as to any legal matters arising under this Agreement or the other Transaction Documents at the Effective Date hereof); (b) [intentionally omitted]; (c) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Transaction Documents; (d) securing Manager’s or Common Member’s compliance with any requests made pursuant to the provisions of this Agreement and the other Transaction Documents; and (e) enforcing any obligations of or collecting any payments due from the Company, the Common Member or any Indemnitor under this Agreement or the other Transaction Documents.

Section 12.17. Servicer. PE Member reserves the right to retain a servicer (“Servicer”) as Servicer (with charge to the Company) to act as its agent hereunder with such powers as are specifically delegated to the Servicer by PE Member, whether pursuant to the terms of this Agreement or otherwise, together with such other powers as are reasonably incidental thereto. Notwithstanding the retention of any Servicer by PE Member, Common Member shall be entitled to consult with and rely upon the actions of Invesco with respect to any Major Decisions.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES

Section 13.1. Representations and Warranties of Common Member. To induce PE Member to make the PE Contribution and as a condition precedent thereto, the Company and Common Member hereby jointly and several represent and warrant that the following are true and correct in all material respects as of the date hereof:

(j) Organization. Common Member is duly formed, validly existing and in good standing under the laws of the State of Texas with all requisite power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such

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qualification. Each of the Company and Property Owner is duly formed, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and the Company, Property Owner has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party, and has the power and authority to execute, deliver and perform under this Agreement and the other Transaction Documents to which it is a party and all the transactions contemplated hereby and thereby. All organizational documents of the Common Member, Company and Property Owner are in full force and effect and have not been amended or modified. The ownership interests of the Company are as set forth on the organizational chart attached hereto as Schedule 4 and made a part hereof.

(k) Proceedings. This Agreement and the Transaction Documents to which the Company, Common Member and Property Owner, as applicable, is a party constitute legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(l) No Conflicts. The execution, delivery and performance by Common Member, the Company, and Property Owner of the Transaction Documents to which such Person is a party will not conflict with any provision of any law or regulation to which such Person is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of such Person’s organizational documents or any agreement or instrument to which such Person is a party or by which it is bound, or any order or decree applicable to such Person, or result in the creation or imposition of any lien on any of such Person’s assets or property.

(m) Litigation. There is no action, suit, proceeding or investigation pending or, threatened in writing against the Common Member, Company, Property Owner, or the Project in any court or by or before any other Governmental Authority which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

(n) Agreements. None of the Company, Common Member, nor Property Owner is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default could reasonably be expected to result in a Material Adverse Effect. None of the Company, Common Member, nor Property Owner has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or the Company, Common Member, nor Property Owner is otherwise bound, other than any obligations (i) incurred in the ordinary course of the operation of the Project, (ii) under the Mortgage Loan Documents or (iii) permitted pursuant to the Transaction Documents.

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(o) Title. Except as otherwise disclosed in the Title Insurance Policy, Property Owner has good and indefeasible fee simple title to the real property comprising the Project, free and clear of all Liens whatsoever except the Permitted Encumbrances.

(p) No Plan Assets. As of the date hereof and throughout the term of this Agreement, (i) the Company is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (ii) none of the assets of the Company constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) the Company is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with the Company are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

(q) Compliance. The Project and the use thereof comply (or will comply) in all material respects with all applicable Legal Requirements, including building and zoning and land use laws, ordinances, regulations and codes. No legal proceedings are pending or threatened in writing with respect to the zoning of the Property.

(r) Financial Information. All financial data, including without limitation the statements of cash flow and income and operating expense, that have been delivered to PE Member by or on behalf of Common Member in respect of Property Owner or the Project (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Property Owner and/or the Project as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared on an income tax basis throughout the periods covered, except as disclosed therein. Since the date of the financial statements, there has been no Material Adverse Change in the financial condition, operations or business of the Company, Common Member, Property Owner or the Project from that set forth in said financial statements, except as disclosed after the date thereof.

(s) Condemnation. No condemnation or other proceeding has been commenced or is contemplated with respect to all or any portion of the Project.

(t) Separate Lots. The Project is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Project.

(u) Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.

LIMITED LIABILITY COMPANY AGREEMENT	Page 35

(v) Issuance; Seniority of PE Interest. The PE Interest has been duly authorized and approved and, when issued to PE Member in accordance with this Agreement, will be validly issued, fully paid and nonassessable. None of the Company’s other Membership Interests are pari passu or senior in right to the PE Interest as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Company. Common Member owns the Common Interest free and clear of any lien, pledge, hypothecation, encumbrance or other claim.

(w) Licenses. All permits and approvals, including without limitation, building permits, required by any Governmental Authority for the Construction Work have been obtained and are in full force and effect.

(x) Leases. The Project is subject to leases and occupants set forth on that certain rent roll dated as of December 1, 2020 delivered to PE Member.

(y) No Bankruptcy Filing. No petition in bankruptcy has been filed against the Company or any subsidiary thereof, including Property Owner, and neither the Company not any subsidiary thereof has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.

(z) Foreign Person. The Company is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act, Sections 1445 or 7701 of the Code or any similar law requiring disclosure or withholding with respect to a “foreign person” (as such term is used in the Code).

(aa) Investment Company Act. Neither the Company nor any subsidiary thereof is (i) an “investment company” or a company “Controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(bb) No Indebtedness. Except as arising under the Transaction Documents and for ordinary course liabilities, the Company does not have any indebtedness.

(cc) Mortgage Loan. The Company has delivered or caused to be delivered to PE Member copies of all of the Mortgage Loan Documents, which copies are, to the knowledge of the Company, true, correct and complete copies of all Mortgage loan Documents and notices given by Mortgage Lender to Property Owner. All payments due and payable under the Mortgage Loan Documents have been made. No Mortgage Loan Event of Default exists, nor has there occurred an event that with the passage of time or the giving of notice, or both, would ripen into a Mortgage Loan Event of Default. The Mortgage Loan is not collateralized by any real property other than the Project.

(dd) No Options. There are no outstanding options to purchase, rights of first offer or refusal or other rights to acquire any ownership interest in the Project.

LIMITED LIABILITY COMPANY AGREEMENT	Page 36

(ee) Insurance. Property Owner obtained, and there is currently in full force and effect, the insurance policies reflecting the insurance coverages, amounts and other requirements required by Mortgage Lender. All premiums on such insurance policies required to be paid as of the Effective Date have been paid in full for the current policy period.

(ff) Reserved.

(gg) Capital Budget. The Approved Capital Budget accurately reflects all currently anticipated Project Costs. Upon the making of the CapEx Reserve Advances requested in a Draw Request in the manner set forth herein, all materials and labor theretofore supplied or performed in connection with the Project will have been paid for in full (subject to the retainage).

(hh) Reserved.

(ii) Plans. Common Member has furnished PE Member with true and complete sets of the Plans listed on Schedule 5 attached hereto. The Plans are satisfactory to Common Member, are in compliance with all Legal Requirements and, to the extent required by Legal Requirements or any effective and enforceable restrictive covenant affecting the Project, have been, or will be approved by each Governmental Authority and/or by the beneficiaries of any such restrictive covenant affecting the Project. The Plans have been approved by Mortgage Lender.

(jj) Construction Schedule. The Construction Schedule is accurate as of the date of its delivery to PE Member.

(kk) Environmental Condition of Project. Except as may be disclosed in the Environmental Reports, to Common Member’s knowledge, (i) the Project does not contain any Hazardous Substances other than Customary Complying Substances, and the Project is not affected by any Hazardous Substances Contamination, and (ii) neither Company nor Property Owner, any other Person, including any predecessor owner, tenant, licensee, occupant, user or operator of all or any portion of the Project, has ever undertaken, caused, permitted, authorized or suffered the presence, use, manufacture, handling, generation, transportation, storage, treatment, discharge, release, burial or disposal on, under, from or about the Project of any Hazardous Substances (other than Customary Complying Substances) or the transportation to or from the Project of any Hazardous Substances (other than Customary Complying Substances).

(ll) Utilities. All utility services of sufficient size and capacity necessary for the construction of the Improvements and the use of the Land and the Improvements in for their current purpose and/or the Intended Use are or will be available at the property line(s) of the Land for connection to the Improvements, including potable water, storm and sanitary sewer, gas, electric and telephone facilities.

LIMITED LIABILITY COMPANY AGREEMENT	Page 37

(a) Access. All roads necessary for legal access to the Improvements sufficient for their intended purposes have been or will be completed in substantial accordance with the Plans and applicable Legal Requirements and have been or will be dedicated to the public use and accepted by the appropriate Governmental Authority, if applicable.

Section 13.2. Representations and Warranties of PE Member. PE Member hereby jointly and several represent and warrant that the following are true and correct in all material respects as of the date hereof:

(a) PE Member is a limited liability company, validly existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly and validly executed and delivered by and on behalf of PE Member within its entity powers and have been duly authorized by all necessary entity action, and constitutes a valid, binding and enforceable obligation of PE Member enforceable in accordance with its terms, except to the extent such enforceability may be limited be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Neither the execution and delivery hereof, nor the taking of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under, any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which PE Member is a party, or by which PE Member is otherwise bound.

(d) In acquiring is Membership Interest in the Company, PE Member represents and warrants to Manager, the Common Member and the Company that it is acquiring such Membership Interest for its own account for investment and not with a view to its sale or distribution. PE Member recognizes that investments such as those contemplated by this Agreement are speculative and involve substantial risk. PE Member has had adequate opportunity to review all material documents and agreements relating to its investment in the Company, ask questions of, receive and review documents from and by, and have discussions with, the Common Member Parties, concerning the Company, the Project and Mortgage Loan and the transaction(s) contemplated hereby. PE Member is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended. PE Member further represents and warrants that Manager nor the Common Member have not made any guaranty or representation upon which it has relied concerning the possibility or probability of profit or loss as a result of its acquisition of an interest in the Company.

LIMITED LIABILITY COMPANY AGREEMENT	Page 38

(e) PE Member has had the opportunity to seek independent counsel and independent tax advice prior to the execution of this Agreement and no Person has made any representation of any kind to it regarding the tax consequences of this Agreement.

Section 13.3. Survival. All warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive any and all performances hereunder. All warranties and representations shall be effective regardless of any investigations made or which could have been made by the party benefiting from such warranties and representations.

[SIGNATURES AND SCHEDULES FOLLOW BELOW]

LIMITED LIABILITY COMPANY AGREEMENT	Page 39

IN WITNESS WHEREOF, the undersigned has executed this Agreement on December15, 2020, effective as of the Effective Date.

“PE Member”

SAN SIMEON IR MEMBER LLC, a Delaware limited liability company

By:
Name:
Title:

LIMITED LIABILITY COMPANY AGREEMENT	PE Member Signature Page

IN WITNESS WHEREOF, the undersigned has executed this Agreement on December 15, 2020, effective as of the Effective Date.

“Common Member” and “Manager”

KNIGHTVEST SAN SIMEON, LLC, a Delaware limited liability company

By:	Knightvest 2020, LLC, a Texas limited liability company, its manager

	By:	/s/ David S. Moore
David S. Moore, Manager

KNIGHTVEST 2020, LLC,
a Delaware limited liability company

	By:	/s/ David S. Moore
David S. Moore, Manager

LIMITED LIABILITY COMPANY AGREEMENT	Common Member and Manager Signature Page

SCHEDULE 1

LAND

All of Unrestricted Reserve “A”, of ZOM HOUSTON, a subdivision recorded under Film Code Number (F.C. No.) 560006 of the Map Records of Harris County, Texas.

LIMITED LIABILITY COMPANY AGREEMENT – Schedule 1	Page 1

Schedule A

Members	Capital Contribution	% Common Membership Interest
PE MEMBER: SAN SIMEON IR MEMBER LLC, a Delaware limited liability company	$24,434,000	0.0%
COMMON MEMBER:
KNIGHTVEST SAN SIMEON LLC, a Texas limited liability company	$23,200,000	100%

Copies of all notices to go to:

Knightvest San Simeon, LLC

5400 LBJ Freeway, Suite 450

Dallas, Texas 75240

Attn: David S. Moore

With a copy to:

Baker Lopez

5728 LBJ Freeway

Suite 150

Dallas, TX 75240

Attn: R. Craig Baker, Esq.

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

SCHEDULE B

List of Mortgage Loan Documents

Each dated as of December 15, 2020

1.	Multifamily Note Floating Rate (30-Day Average SOFR) in the original principal amount of $73,240,000.00 made by Owner payable to the order of Mortgage Lender (“Note”);

2.	Multifamily Loan and Security Agreement between Owner and Mortgage Lender (the “Loan Agreement”);

3.	Multifamily Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Texas) executed by Owner to the trustees named therein for the benefit of Mortgage Lender;

4.	Guaranty executed by Guarantor to and for the benefit of Mortgage Lender (the “Loan Guaranty”);

5.	Borrower’s Underwriting Certificate by Owner for the benefit of Mortgage Lender;

6.	Borrower Certification of Property Condition by Owner for the benefit of Mortgage Lender”);

7.	Assignment of Management Agreement and Subordination of Management Fees by and among Owner, Mortgage Lender and Knightvest Management, LLC, a Texas limited liability company;

8.	Agreement for Amendment of Documents from Owner and Guarantor for the benefit of Mortgage Lender and ; and

9.	UCC Financing Statements with Owner, as debtor, and , as secured party.

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

SCHEDULE 2

CONSTRUCTION SCHEDULE

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

SCHEDULE 3

APPROVED CAPITAL BUDGET

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

SCHEDULE 4

ORGANIZATIONAL CHART

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

SCHEDULE 5

SCHEDULE of PLANS

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

SCHEDULE 6

CERTAIN RESTRICTIONS ON MANAGER DUTIES

1. Real Estate Investment Trust Limitations. Manager and Common Member agree and acknowledge that an equity owner of PE Member is a REIT that must comply with certain provisions of the Code. Accordingly, the Company and the Subsidiaries shall be operated such that the nature of their assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Company to qualify as a REIT under Section 856 of the Code (assuming for this purpose that the Company were a REIT and treating any entity that is classified for U.S. federal income tax purposes as a corporation as a “taxable REIT subsidiary” under Section 856(l) of the Code if the PE Member (and their direct and indirect members) were permitted to make a timely taxable REIT subsidiary election with respect to such corporation), and to cause the Company to avoid any “income from foreclosure property” within the meaning of Section 857(b)(4) of the Code and any “net income derived from prohibited transactions” within the meaning of Section 857(b)(6) of the Code (determined as if the Company were a REIT but without regard to Sections 856(c)(6) and (7) of the Code). The Managers shall take or refrain from taking, as the case may be, such actions as are reasonably requested by the PE Member to protect the status of the PE Member or any direct or indirect owner or owners of the PE Member as a REIT. In that regard and except as PE Member may Approve to the contrary, notwithstanding any other provision in this Agreement, Manager, Common Member and PE Member agree as follows:

(a)

Company Assets. During the term of the Company, the assets of the Company shall consist only of either (i) direct ownership interests in (1) cash or cash items and government securities, (2) fee ownership or ground lessee ownership of the Land and the Improvements, (3) the personal property in the Project as of the Closing Date (and substantially similar replacements of such personal property and additions to such property not to exceed 5% of the fair market value of the Project), (4) the Leases, and (5) tenant receivables and deposits and prepaid expenses related to the Project; or (ii) ownership interests in entities that are disregarded as separate from the Company for U.S. federal income tax purposes pursuant to Section 301.7701-2(c)(2) of the Regulations, all of the assets of which consist of the foregoing type of assets. Specifically, the Company shall not during its term:

(1)

acquire, own or hold any stock of (or other ownership interest in) a corporation (or other entity treated for federal income tax purposes as an association taxable as a corporation), other than a taxable REIT subsidiary within the meaning of Section 856(l) of the Code, or any ownership interest in a partnership, limited liability company, trust or other entity that is not disregarded as separate from the Company for U.S. federal income tax purposes pursuant to Section 301.7701-2(c)(2) of the Regulations,

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

(2)

form a corporation (or any other entity treated for federal income tax purposes as an association taxable as a corporation), other than a taxable REIT subsidiary within the meaning of Section 856(l) of the Code, partnership, limited liability company, trust or other entity that is not disregarded as separate from the Company for U.S. federal income tax purposes pursuant to Section 301.7701-2(c)(2) of the Regulations,

(3)	merge with or into (or otherwise transfer all or a portion of its interests to) a partnership, corporation, trust or other entity,

(4)	acquire, own or hold any convertible debt instrument,

(5)

acquire, own or hold any security, warrant, option, subscription agreement, or contract for the acquisition of an asset (other than the Project), including any security described in Sections 856(c)(4)(B)(iv)(II) or 856(c)(4)(B)(iv)(III) of the Code,

(6)

acquire, own, sell, hold or create any asset or other property of a kind that would properly be included in inventory of the Company if on hand at the close of the taxable year or property held by the Company primarily for sale to customers in the ordinary course of its trade or business, within the meaning of Section 1221(a)(1) of the Code, including interests in residential development property,

(7)	acquire, own or operate a motel or hotel,

(8)	conduct any business other than the business of owning and operating the Project, or

(9)	accept any capital contribution after the Closing Date other than a cash contribution.

(b)

Two-Year Holding Requirement. Except as Approved by PE Member, the Company shall not sell or otherwise dispose of any real estate asset, as defined in Section 856(c)(5)(B) of the Code, prior to the second anniversary of the acquisition of such real estate asset by the Company.

(c)

Foreclosure Property. The Company shall not acquire any real property by foreclosure, deed in lieu of foreclosure, or otherwise as a result of a default with respect to a lease of property or a default on indebtedness that such property secures.

(d)

Income Requirements. Common Member shall conduct its duties in such a manner that all of the gross income of the Company during its term of existence shall consist of (i) interest (as referred to in Section 856(c)(2)(B) or Section 856(c)(3)(B) of the Code), (ii) rents from real property (as defined in Section 856(d) of the Code), (iii) gain from the sale or

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

disposition of the Project, (iv) abatements and refunds of taxes on real property (as referred to in Section 856(c)(2)(E) or Section 856(c)(3)(E) of the Code), (v) income and gain derived from foreclosure property (as defined in Section 856(e) of the Code) and (vi) other income not described in clauses (i) through (v) provided that such other income shall not exceed 5% of the total gross income of the Project for each Fiscal Year.

(e)

Services. Each service provided to tenants of the Project, whether or not there is a separate charge for such service, shall either (i) be performed by an independent contractor, as such term is defined in Section 856(d)(3) of the Code or by a taxable REIT subsidiary, as defined in Section 856(1) or (ii) be a service that is “usually or customarily rendered in connection with the rental or rooms or other space for occupancy only,” within the meaning of Treas. Reg. § 1.512(b)-(1(c)(5). Neither the Company nor PE Member may receive or derive income from any independent contractor within the meaning of Section 856(d)(3) of the Code. Each relationship between the Company and any independent contractor must be an arm’s length relationship and the independent contractor must be adequately compensated for any services it performs. If non-customary services are rendered to a tenant by an independent contractor, the cost of the services shall be borne by the independent contractor, a separate charge must be made for the services, the separate charge must be received and retained by the independent contractor and the independent contractor must be adequately compensated for the services or if provided by a taxable REIT subsidiary, such subsidiary must receive gross income from such service at least equal to 150% of its direct cost of furnishing or rendering such service.

(f)	Leases.

(1)

Manager and Common Member shall use their best efforts to cause the Company not to enter into any retail or office lease with respect to the Project or consent to a sublease or an assignment of a retail or office lease if the prospective tenant, sublessee or assignee could be a related party with respect to PE Member within the meaning of Section 856(d)(2)(B) of the Code. PE Member shall provide a list to Manager and Common Member of Persons that may be considered related to Investor, which list shall be updated as determined by PE Member. In addition, Manager and Common Member shall furnish PE Member with a list of all tenants from whom the Company reasonably anticipates deriving rental revenues that represent 5% or more of the Company’s aggregate rental revenues for any year.

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

(2)

Neither Manager, Common Member nor the Company shall enter into any lease associated with the Project with respect to personal property unless such personal property is leased in connection with a lease of real property and only if the rent attributable to the personal property at no time during the term of the lease shall exceed fifteen (15%) of the income from such lease, based on the ratio of the fair market value of the personal property to the fair market value of all the property subject to the lease.

(3)

Neither Manager, Common Member nor the Company shall enter into any lease (or consent to any sublease or assignment) with respect to the Project if the determination of any amount under the lease (or sublease or assignment) depends in whole or in part on the income or profits derived by any person from such property, within the meaning of Section 856(d)(2)(A) of the Code; provided however, that percentage rent based on gross receipts of a tenant is acceptable and percentage rent based on the income of a tenant is acceptable to the extent attributable to “qualified rents” (as defined in Section 856(d)(6)(B) of the Code) received or accrued by such tenant..

(4)

Neither Manager, Common Member nor the Company shall perform any construction work in connection with the finish out, tenant improvements or the development or redevelopment of the Project or any portion of the Project; provided, however, that such work may be performed by an independent contractor on behalf of the Company.

(g)

Hedges. Any hedging transaction (as defined in Section 1221(b)(2)(A) of the Code) entered into by the Company must be clearly identified as such before the close of the Business Day on which it was acquired, originated or entered into and the item or items hedged must be identified as provided in applicable Regulations under Section 1221 of the Code. Any such hedging transactions entered into by the Company shall otherwise comply with the hedging rules contained in Section 1221 of the Code.

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

EXHIBIT A

FORM OF DRAW REQUEST

[COMPANY’S LETTERHEAD]

[DATE]

San Simeon IR Member LLC

c/o Invesco Real Estate

2001 Ross Avenue, Suite 3400

Dallas, Texas 75201

Attn: Asset Manager for San Simeon Apartments

REQUEST FOR CAPEX RESERVE ADVANCE

COMPANY:	SAN SIMEON HOLDING, LLC, a Delaware limited liability company

PROJECT:

ADVANCE REQUEST NO.:

AMOUNT:	$_____________________

PERIOD COVERED:	_____, ____, -_____, ____

Reference is hereby made to that certain Limited Liability Company Agreement, dated as of [__________] ____, 2020, by and between Common Member and PE Member (as the same may be amended, restated, modified or supplemented from time to time, the “Venture Agreement”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Venture Agreement.

Pursuant to and in accordance with the terms and conditions of the Venture Agreement, Common Member/ [Manager] requests a CapEx Reserve Advance in the aggregate amount of [$____________] .

Manager, on behalf of Company hereby certifies the following to PE Member, as of the date hereof:

1. Attached is an Advance Request for Work completed summary, completed for the above amount and period, together with all supporting documentation required by the applicable agreement with Manager for the Project, and, to the best of Manager’s actual knowledge, all of which are substantially true and correct and in all material respects what they purport and appear to be.

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

2. No Default or Event of Default exists (or would result from the making of the Advance herein requested), except as follows: ____________.

3. All conditions precedent to Company’s right to receive the requested Advance have been met in accordance with the terms of the Venture Agreement, except as follows: ________________________________.

4. The aggregate sum of (i) CapEx Reserve funds previously disbursed for hard costs, plus (ii) the CapEx Reserve funds included in this Advance Request for hard costs, plus (iii) the existing hard costs retainage under the Venture Agreement, does not exceed the aggregate amount incurred and/or expended to date for hard costs for work incorporated into the Improvements and for stored materials.

5. The construction of the Improvements has been performed in accordance with the Plans in all material respects.

6. To the best of Manager’s actual knowledge, Completion can reasonably be expected to occur on or before the Completion Date in accordance with the Plans, the Approved Capital Budget and at a cost not to exceed the unadvanced amounts of the CapEx Reserve.

7. As of the date hereof, neither Company nor Common Member has no claims, causes of action, demands against PE Member, or defenses or offsets to payment of the Preferred Equity Redemption Amount or any other amounts due under the Transaction Documents.

8. The undersigned hereby requests that the requested CapEx Reserve Advance be funded directly to Property Owner’s operating account in accordance with the terms of the Venture Agreement.

Manager acknowledges and agrees that PE Member’s acceptance of this Advance Request will in no way operate as a waiver by PE Member of any term, condition, covenant or agreement contained in the Venture Agreement or other Transaction Documents, or of PE Member’s right to enforce any term, condition, covenant or agreement therein.

[Signature Page Follows]

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

EXECUTED as of the date first written above.

COMPANY:

SAN SIMEON HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

EXHIBIT B

APPROVED LEASING CRITERIA

LIMITED LIABILITY COMPANY AGREEMENT – Schedule

EXHIBIT C

JOINDER

JOINDER

This Joinder (this “Joinder”) is made and entered into as of ________ __, 2020 (the “Effective Date”), by Knightvest Management LLC, a Texas limited liability company (“Reserve Indemnitor”), for the benefit of San Simeon IR Member LLC, a Delaware limited liability company (“PE Investor”).

WHEREAS, PE Investor and Common Member, are members of San Simeon Holdings, LLC, a Delaware limited liability company (the “Company”), which is governed by that certain Limited Liability Company Agreement of the Company dated as of the Effective Date (the “LLC Agreement”);

WHEREAS, PE Investor has requested that Reserve Indemnitor enter into a guaranty (the “Reserve Indemnity”) in favor of a PE Investor with respect obligations for the CapEx Reserve and Interest Reserve set forth on the LLC Agreement; and

WHEREAS, Reserve Indemnitor agrees to acknowledge and agree to those specific obligations set forth in the LLC Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Reserve Indemnitor hereby agrees as follows:

1. Defined Terms. Unless otherwise defined herein, all defined terms used herein have the meanings assigned to such terms in the LLC Agreement.

2. Reserve Obligations; Security of Accounts. Reserve Indemnitor acknowledges and agrees to those certain obligations set forth in Section 5.2 and Section 5.3 of the LLC Agreement as if the same are set forth in this Joinder. Reserve Indemnitor shall simultaneously with the execution of this Joinder and the Reserve Indemnity execute UCC financings statements or other reasonable evidence regarding PE Investors security in the accounts for the obligations for CapEx Reserve and Interest Reserve.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflicts of laws principles.

4. Entire Agreement. This Joinder constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, incorporates all prior negotiations and understandings with respect to such subject matter and may be amended solely by an instrument in writing executed by all of the parties.

5. Counterparts. This Joinder may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement. The delivery of an executed counterpart of this Joinder by facsimile or as a PDF or similar attachment to an email shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.

6. Waiver of Jury. RESERVE INDEMNITOR, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS JOINDER.

8. Attorneys’ Fees. If any action is brought hereunder or to enforce rights hereunder, the prevailing party(ies) shall be entitled to recover its actual, reasonable attorneys’ fees and costs from the other party(ies).

[SIGNATURES FOLLOW BELOW.]

2

IN WITNESS WHEREOF, Reserve Indemnitor has executed this Joinder as of the Effective Date.

RESERVE INDEMNITOR:

KNIGHTVEST MANAGEMENT, LLC, a Texas limited liability company

By:

1

Exhibit D

Property Management Agreement

1

Exhibit E

Renovation Tracker

1

2